                                                                       EXHIBIT 2
________________________________________________________________________________



                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                           ORCHID BIOSCIENCES, INC.

                            PERSIA MERGER SUB, INC.

                                      AND

                             LIFECODES CORPORATION



                          Dated as of October 1, 2001



________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
ARTICLE I  THE MERGER................................................................1
   1.1  The Merger...................................................................1
   1.2  Effective Time...............................................................2
   1.3  Effect of the Merger.........................................................2
   1.4  Certificate of Incorporation and Bylaws of Surviving Corporation.............2
   1.5  Directors and Officers.......................................................2
   1.6  Merger Consideration; Conversion of Company Shares; Escrow...................2
   1.7  Cancellation of Treasury Shares..............................................4
   1.8  Stock Options................................................................4
   1.9  Warrants.....................................................................5
   1.10  Capital Stock of Merger Sub.................................................5
   1.11  Adjustments to Exchange Ratio Fraction......................................5
   1.12  Fractional Shares...........................................................6
   1.13  Surrender of Certificates...................................................6
   1.14  Further Ownership Rights in Company Shares..................................7
   1.15  Closing.....................................................................8
   1.16  Lost, Stolen or Destroyed Certificates......................................8
   1.17  Dissenters' Rights..........................................................8
   1.18  Further Assurances..........................................................8
   1.19  Closing of Company Transfer Books...........................................9
   1.20  Tax and Accounting Consequences.............................................9
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................9
   2.1  Organization and Qualification; Subsidiaries.................................9
   2.2  Certificate of Incorporation and Bylaws.....................................10
   2.3  Capitalization..............................................................10
   2.4  Authority Relative to this Agreement; Required Vote.........................12
   2.5  No Conflict; Required Filings and Consents..................................13
   2.6  Material Agreements.........................................................14
   2.7  Compliance..................................................................15
   2.8  Financial Statements........................................................15
   2.9  Books and Records...........................................................16
   2.10  Accounts and Notes Receivable..............................................16
   2.11  Inventory..................................................................16
   2.12  Customers and Distributors.................................................16
   2.13  Absence of Certain Changes or Events.......................................17
   2.14  No Undisclosed Liabilities.................................................17
   2.15  Absence of Litigation......................................................18
   2.16  Employee Benefit Plans.....................................................18
   2.17  Employment and Labor Matters...............................................21
   2.18  Absence of Restrictions on Business Activities.............................22
   2.19  Title to Assets; Leases....................................................22
   2.20  Condition of Properties....................................................23
   2.21  Taxes......................................................................24
   2.22  Environmental Matters......................................................26
   2.23  Intellectual Property......................................................27
   2.24  Insurance..................................................................29
   2.25  Brokers....................................................................30
   2.26  Certain Business Practices.................................................30
   2.27  Interested Party Transactions..............................................30
   2.28  Disclosure.................................................................31

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
   2.29  Registration Statement; Proxy Statement/Prospectus.........................31
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................32
   3.1  Organization and Qualification..............................................32
   3.2  Reports.....................................................................33
   3.3  Authorization of Agreement..................................................34
   3.4  Approvals...................................................................34
   3.5  No Violation................................................................34
   3.6  Absence of Certain Changes or Events........................................35
   3.7  Brokers.....................................................................35
   3.8  Litigation..................................................................35
   3.9  Securities Act..............................................................35
   3.10  Registration Statement; Proxy Statement/Prospectus.........................35
   3.11  Future Profitability.......................................................36
   3.12  Disclosure.................................................................36
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE CONSENTING COMPANY STOCKHOLDERS....36
   4.1  Ownership...................................................................36
   4.2  Authority...................................................................36
   4.3  Execution...................................................................36
   4.4  No Conflict.................................................................36
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER....................................37
   5.1  Conduct of Business by the Company Pending the Merger.......................37
   5.2  Solicitation of Other Proposals.............................................39
ARTICLE VI ADDITIONAL OBLIGATIONS...................................................40
   6.1  Proxy Statement; Registration Statement.....................................40
   6.2  Meeting of Company Stockholders.............................................41
   6.3  Access to Information; Confidentiality......................................42
   6.4  All Reasonable Efforts; Further Assurances..................................42
   6.5  SEC Filings by Parent.......................................................43
   6.6  Notification of Certain Matters.............................................44
   6.7  Public Announcements........................................................44
   6.8  Takeover Laws...............................................................45
   6.9  Existing Registration Rights Agreements.....................................45
   6.10  Release Agreements.........................................................45
   6.11  Maintenance, Prosecution and Filing Obligations............................45
   6.12  Employee Benefits..........................................................45
   6.13  Listing....................................................................46
   6.14  Registration of Shares Issued in the Merger................................46
   6.15  Covenants for Tax-Free Status..............................................50
   6.16  Stockholder Agreements; Stockholder Appointment Letter.....................50
   6.17  Accountant's Letters.......................................................50
   6.18  Helix Transaction..........................................................51
   6.19  Payment of Transfer Taxes..................................................51
   6.20  Company Employees; Offer Letters...........................................51
ARTICLE VII CONDITIONS OF MERGER....................................................51
   7.1  Conditions to Obligation of Each Party to Effect the Merger.................51
   7.2  Additional Conditions to Obligations of Parent and Merger Sub...............52
   7.3  Additional Conditions to Obligations of the Company.........................55
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER......................................56
   8.1  Termination.................................................................56
   8.2  Effect of Termination.......................................................57

   8.3  Fees and Expenses...........................................................58
   8.4  Amendment...................................................................59
   8.5  Waiver......................................................................59
ARTICLE IX INDEMNIFICATION; ESCROW..................................................59
   9.1  Survival....................................................................59
   9.2  Indemnification.............................................................59
   9.3  Claims for Indemnification..................................................60
   9.4  Threshold with Respect to Indemnification...................................61
   9.5  Limitations on Indemnification..............................................61
   9.6  Exclusive Remedy............................................................61
   9.7  Escrow Arrangements.........................................................61
ARTICLE X GENERAL PROVISIONS........................................................62
   10.1  Individuals Subject to an Agreement Not to Compete.........................62
   10.2  Notices....................................................................63
   10.3  Disclosure Schedule........................................................64
   10.4  Certain Definitions........................................................64
   10.5  Other Definitions..........................................................67
   10.6  Interpretation.............................................................70
   10.7  Severability...............................................................71
   10.8  Entire Agreement...........................................................71
   10.9  Assignment.................................................................71
   10.10  Parties in Interest.......................................................71
   10.11  Failure or Indulgence Not Waiver; Remedies Cumulative.....................71
   10.12  Governing Law.............................................................71
   10.13  Counterparts..............................................................72



EXHIBIT A       Form of Affiliate Agreement
EXHIBIT B       Certificate of Merger
EXHIBIT C       Form of Letter of Transmittal
EXHIBIT D       Form of Opinion of Counsel to the Company
EXHIBIT E       Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and
                Popeo, P.C.
EXHIBIT F       Form of Escrow Agreement
EXHIBIT G-1     Form of Stockholders Agreement
EXHIBIT G-2     Form of Stockholder Appointment Letter
EXHIBIT H       Form of Separation and Consulting Agreement
EXHIBIT I       Form of Release and Waiver Agreement
EXHIBIT J       Form of Lock-Up Agreement
EXHIBIT K       Form of Supply Agreement

SCHEDULES

Company's Schedules

     I                  Consenting Company Stockholders
     1.6(III)(B)        Fully Diluted Share Amount
     1.6(c)             Preferred Exchange Ratio Fraction
     1.8                Assumed Options
     2.1(c)             Company Subsidiaries
     2.3(b)             Company Capitalization
     2.3(c)             Company Stockholders; Company Options
     2.3(d)             Equity Obligations
     2.3(e)             Registration Rights
     2.5(a)             No Conflict; Required Filings and Consents
     2.5(b)             Company Consents and Approvals
     2.6(a)             Material Agreements
     2.6(b)             Enforceability of Material Agreements
     2.7(a)             Law, Regulation or Order; Violation
     2.7(b)             Permits
     2.7(c)             Law, Rule Regulation; Violation
     2.10               Accounts and Notes Receivable
     2.12               Customers, Distributors and Suppliers
     2.13               Absence of Certain Changes or Events
     2.14               Undisclosed Liabilities
     2.15               Absence of Litigation
     2.16(a)            Employee Benefit Plans
     2.16(e)            Benefits; Acceleration
     2.16(i)            Severance Payments
     2.16(j)            Benefit Claims
     2.16(l)            Company Employee Securityholders
     2.16(m)            Retired Company Employees or Directors
     2.17(a)            Employment and Consultant Agreements
     2.17(b)            Employee Controversies
     2.18               Restrictions on Business Activity
     2.19(a)            Real Property
     2.19(b)            Leases
     2.19(c)            Title
     2.21               Taxes
     2.22               Environmental Matters
     2.23(a)            Intellectual Property:  Patents, Trademarks, Copyrights
     2.23(b)            Intellectual Property:  Non-Exclusive Intellectual
                        Property Rights
     2.23(c)            Patent Interference
     2.23(d)            Patent Infringement
     2.23(g)            Patent Litigation
     2.24               Insurance
     2.25               Brokers
     2.27               Interested Parties

     Other Schedules
          5.1(l)        Related Party Agreements, Arrangements, Understandings
          6.20          Company Employees, Offer Letters
          7.2(h)        Affiliate Agreement
          10.1          Individuals Subject To An Agreement Not To Compete

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 1, 2001 (the "Execution Date") by and among ORCHID BIOSCIENCES, INC., a Delaware corporation ("Parent"), PERSIA MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), LIFECODES CORPORATION, a Delaware corporation (the "Company"), and the stockholders of the Company listed on Schedule I attached hereto (the "Consenting Company Stockholders").
   ----------

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company, and the Consenting Company Stockholders have consented to the Merger, each in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), subject to the conditions set forth herein, which Merger will result in, among other things, (a) the Company becoming a wholly-owned subsidiary of Parent, and (b) all of the issued and outstanding Company Shares (as defined in Section 2.3(a)) held by the stockholders of the Company, being exchanged and converted into shares of Common Stock, $.001 par value per share, of Parent ("Parent Common Stock") on the terms described herein;

          WHEREAS, as a condition to the willingness of, and as an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of shares of the capital stock of the Company, including the Consenting Company Stockholders, are entering into a Stockholders Agreement dated the Execution Date in the form attached hereto as Exhibit G-1 providing for certain actions relating to the
                   -----------
transactions contemplated by this Agreement, including their agreement to vote their respective Company Shares in favor of the Merger; and

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and the United States Treasury Regulations promulgated thereunder.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Merger Sub and the Consenting Company Stockholders hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1  The Merger. At the Effective Time (as defined in Section 1.2) and
          ----------
subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall, as the surviving corporation in the Merger, continue its existence under the provisions of the DGCL as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Effective Time. On the Closing Date, the parties hereto shall cause
          --------------
the Merger to be consummated by filing the Certificate of Merger, substantially in the form set forth in Exhibit B attached hereto (the "Certificate of Merger"), and such other documents as may be required, with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company, being the "Effective Time").

     1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation and Bylaws of Surviving Corporation.
          ----------------------------------------------------------------
Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, without further action on the part of the parties, the Certificate of Incorporation of the Company, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL. The bylaws of the Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL or the bylaws.

     1.5  Directors and Officers. The directors of Merger Sub immediately prior
          ----------------------
to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and bylaws. Prior to the Effective Time, the Company shall deliver to Parent resignation letters of each of the directors of the Company to be effective as of such Effective Time .

     1.6  Merger Consideration; Conversion of Company Shares; Escrow.
          ----------------------------------------------------------

          (a) At the Effective Time, by virtue of the Merger and without any action on the part hereto:

               (i) Subject to the other provisions of this Article I, each outstanding Company Share and Convertible Security (as such terms are defined below) issued and outstanding immediately prior to the Effective Time (other than any shares of Company

Common Stock to be canceled pursuant to Section 1.7 and any Dissenting Shares (as described in Section 1.17)) shall be converted automatically into the right to receive the Exchange Ratio Fraction (or, to the extent Section 1.6(c) is applicable, the Preferred Exchange Ratio Fraction), of a fully paid and non-assessable share of Parent Common Stock, together with cash, if any, in lieu of any fraction of a share of Parent Common Stock pursuant to Section 1.11 (the "Merger Consideration").

               (ii) For purposes of this Agreement, the term "Exchange Ratio Fraction" shall mean the quotient (calculated to the nearest five (5) decimal places) obtained by dividing the sum of (x) the Merger Shares and (y) the Helix Acquisition Shares by the Fully Diluted Company Share Amount (as defined below in clause (iii)(B)).

               (iii)  In addition, for purposes of this Agreement:

                      (A) the term "Merger Shares" shall mean 6,500,000 shares of Parent Common Stock;

                      (B) the term "Fully Diluted Company Share Amount" shall mean the aggregate number of fully-diluted shares of capital stock of the Company as of the Effective Time, as listed on Schedule 1.6(b)(iii)(B) to be attached hereto on or before the Effective Time, which shall equal the sum of (1) all shares of Company Common Stock and Preferred Stock on a fully diluted and as-converted basis and all other capital stock of the Company outstanding as of the Effective Time (each, a "Company Share" and collectively, the "Company Shares"), (2) all Company Options (as defined in
     Section 1.8 of this Agreement) and Company Warrants outstanding as of the Effective Time less the Assumed Options and Assumed Warrants and (3) any other rights, calls, commitments or other agreements to which the Company is a party or by which it is bound as of the Effective Time that calls for the issuance of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, directly or indirectly, any such capital stock, or other arrangement to acquire, at any time or under any circumstance, capital stock of the Company (each, a "Convertible Security" and collectively, the "Convertible Securities");

                      (C)  the term "Merger Price" shall be equal to $3.05;

                      (D) the term "Helix Acquisition Shares" shall mean a number of shares of Parent Common Stock obtained by dividing fifty percent (50%) of the negotiated aggregate acquisition price (whether in cash or in shares of Company Common Stock) agreed to by the parties in the Helix Transaction by the Merger Price; and

                      (E) the term "Preferred Exchange Ratio Fraction" shall mean the exchange ratio for each series of Preferred Stock of the Company set forth on Schedule 1.6(c) attached hereto.

          (b) As of the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of any Company Share (each, a "Company Stockholder" and collectively, the "Company Stockholders") shall cease to have any rights with respect thereto, except the right to receive such Company Stockholder's portion of the Merger Consideration in the form of Parent Common Stock upon surrender of such certificate in accordance with Section 1.12 hereof.

          (c) As of the Effective Time, any shares of Preferred Stock that remain issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive the Preferred Exchange Ratio Fraction of a fully paid and non-assessable share of Parent Common Stock, together with cash, if any, in lieu of any fraction of a share of Parent Common Stock pursuant to Section 1.11.

          (d) Within five (5) Business Days after the Closing Date, Parent will deposit 1,414,754 shares of Parent Common Stock in escrow (the "Escrow Shares"), to be held in accordance with the terms of the General Indemnity Escrow Agreement, a form of which is attached hereto as Exhibit F (the "Escrow
                                                 ---------
Agreement").

     1.7  Cancellation of Treasury Shares. Each share of Company Common Stock
          -------------------------------
that is (i) held in the treasury of the Company, (ii) authorized but unissued, or (iii) owned by any Company Subsidiary, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or other consideration in exchange therefor.

     1.8  Stock Options.
          -------------

          (a) At the Effective Time, the 1992 Employee Stock Option Plan, the 1995 Employee Stock Option Plan and the 1998 Stock Plan (the "Company Stock Plans") will be terminated. The Company and its Board of Directors shall take all actions necessary to ensure that following the Effective Time no holder of any options to purchase Company Shares (the "Company Options," individually, a "Company Option") or rights pursuant to, nor any participant in, the Company Stock Plans, or any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company will have any right thereunder to acquire equity securities, or any right to payment in respect of equity securities, of the capital stock of the Company or the Surviving Corporation, except as provided in subsection (c) below.

          (b) As soon as practicable after the Execution Date, the Company shall pursuant to each Company Stock Plan, (i) notify each holder of an outstanding option issued pursuant to any of the Company Stock Plans, (ii) provide for the accelerated vesting of each outstanding option so that each such option shall become fully exercisable, (iii) notify each holder that each option shall, unless exercised by the holder in accordance with its terms, be canceled and terminate on the date which is thirty (30) days from the date of such notice, and (iv) cause each of the Company Stock Plans to be terminated. Parent shall provide to Company a copy of Parent's 2001 Employee, Director and Consultant Stock Plan ("Parent's Stock Plan").

          (c) The Company Options set forth on Schedule 1.8 of this Agreement which have not been exercised or otherwise converted as of the Effective Time shall cease to represent the right to acquire Company Shares, and shall, by virtue of the Merger and without any further action on the part of any holder thereof, be converted into and become the right to acquire a number of shares of Parent Common Stock determined by multiplying the number of Company Shares covered by such Company Option immediately prior to the Effective Time by the Exchange Ratio Fraction (rounded to the nearest whole number of shares), at an exercise price per share of Parent Common Stock equal to the exercise price in effect under such Company Option immediately prior to the Effective Time divided by the Exchange Ratio Fraction (rounded to the nearest cent), which option to purchase Parent Common Stock shall contain the same term, vesting schedule (giving credit for prior service with the Company) and otherwise be on substantially the same terms and conditions as set forth in the assumed Company Option (any such assumed Company Option being herein referred to as an "Assumed Option"). At the Effective Time, such Assumed Options, if any, shall be subject to Parent's Stock Plan.

          (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options in accordance with this Section 1.8.

     1.9 Warrants. As soon as practicable after the Execution Date, the Company
         --------
shall use commercially reasonable efforts to cause the exercise or termination of all then issued and outstanding warrants to acquire shares of Company Common Stock or securities convertible into Company Common Stock (collectively, the "Company Warrants"). At the Effective Time, each Company Warrant that is outstanding and has not been terminated, exercised, or otherwise converted as of the Effective Time shall be assumed by Parent (any such assumed Company Warrant being referred to herein as an "Assumed Warrant"). The Company shall take all actions necessary or reasonably requested by Parent to ensure that following the Effective Time no holder of any Company Warrant will have any right thereunder to acquire equity securities of the Company or any of its Subsidiaries, or any right to payment in respect of the equity securities of the Company, any of its Subsidiaries or the Surviving Corporation, except as provided in this Section
1.9. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Warrants.

     1.10 Capital Stock of Merger Sub. Each share of common stock, $.001 par
          ---------------------------
value per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $.01 value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     1.11 Adjustments to Exchange Ratio Fraction. Without limiting any other
          --------------------------------------
provision of this Agreement, the Exchange Ratio Fraction shall be correspondingly adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Shares), reorganization, recapitalization, reclassification, conversion, consolidation, contribution or exchange of shares or other like change with respect to Parent Common Stock or Company Shares occurring after the Execution Date and prior to the Effective Time.

     1.12 Fractional Shares. No fraction of a share of Parent Common Stock will
          -----------------
be issued hereunder, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by $3.05).

     1.13 Surrender of Certificates.
          -------------------------

          (a) Exchange Agent. Prior to the Effective Time, Parent shall
              --------------
designate one or more Persons reasonably acceptable to the Company to act as Exchange Agent hereunder.

          (b) Parent to Provide Parent Common Stock. Not later than five (5)
              --------------------------------------
Business Days after the Effective Time, Parent shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding Company Shares paid pursuant to Section 1.6.

          (c) Exchange Procedures. Prior to the Effective Time, the Company
              -------------------
shall provide a schedule to Parent which lists (i) the names and mailing addresses for all holders of Company Shares and (ii) the portion of Merger Consideration to which each such holder is entitled pursuant to Sections 1.6 and
1.11 hereof (the "Company Distribution Schedule"). Promptly after the Effective Time, Parent shall deliver to the Exchange Agent for delivery to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Shares (i) a letter of transmittal in the form of Exhibit C hereto and instructions for use in
                              ---------
effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and (ii) the Company Distribution Schedule. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall, as soon as practicable thereafter, receive in exchange therefor, (x) a certificate representing the number of whole shares of Parent Common Stock representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.6 (less the shares of Parent Common Stock representing such holder's pro rata contribution to the Escrow Fund), and (y) cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.11, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Company Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive, upon surrender of such Certificate, the number of full shares of Parent Common Stock into which the Company Shares represented by such Certificate shall have been so converted, together with an amount in cash in lieu of fractional shares, if any, in accordance with Section 1.11. Any portion of the shares of Parent Common Stock deposited with the Exchange Agent pursuant to this Section 1.13(c) which remains undistributed to the holders of the Certificates representing Company Shares for one hundred and eighty (180) days after the

Effective Time shall be delivered to Parent, upon demand, and any holders of Company Shares who have not theretofore complied with this Article I shall thereafter look only to Parent for such portion of Parent Common Stock, any dividends or distributions with respect to Parent Common Stock and the amount of cash in lieu of the fraction of a share of Parent Common Stock, if any, to which such holders may be entitled.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or
              ------------------------------------------------
other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Parent
              ----------------------
Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent, or the Exchange Agent, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not payable.

          (f) No Liability. Notwithstanding anything to the contrary in this
              ------------
Agreement, none of the Exchange Agent, Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to a holder of Company Shares for any Parent Common Stock or any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g) Withholding of Tax. Parent or the Exchange Agent will be entitled
              ------------------
to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Parent (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making by such holder of payment required under the Code, or any provision of any Law governing Taxes incurred or accrued as a result of the Merger. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of whom such deduction and withholding were made by Parent.

     1.14 Further Ownership Rights in Company Shares. All shares of Parent
          ------------------------------------------
Common Stock issued upon the surrender for exchange of Company Shares in accordance with the terms of this Agreement (including any cash paid for fractional shares paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares under this Agreement, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.15 Closing. Unless this Agreement shall have been terminated and the
          -------
transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the provisions of Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Eastern time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the third Business Day after all the conditions set forth in Article VII shall have been satisfied (or waived in accordance with Section 7.5, to the extent the same may be waived), unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Wiggin & Dana LLP, 400 Atlantic Street, Stamford, Connecticut, unless another place is agreed to in writing by the parties.

     1.16 Lost, Stolen or Destroyed Certificates. In the event any Certificates
          --------------------------------------
shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash for fractional shares, if any), as may be required pursuant to Sections 1.6 or 1.11; provided, however, that Parent may, as a condition
                      --------  -------
precedent to the issuance or payment thereof, require the owner of such lost, stolen or destroyed certificates to indemnify Parent against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.17 Dissenters' Rights. All persons who have executed and delivered a
          ------------------
Stockholder Agreement shall have consented to the Merger and shall have delivered their stock certificates in accordance with the terms hereof. Notwithstanding anything in this Agreement to the contrary, any Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or delivered a valid, unrevoked proxy in favor of the Merger, or consented thereto in writing and who has delivered written notice to the Company objecting to the Merger and demanding payment for his shares as required in accordance, and has otherwise complied, with the applicable provisions of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Parent Common Stock, unless and until such holder fails to elect to dissent from the Merger or effectively withdraws or otherwise loses his right to payment of the fair value of his shares under the provisions of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to such payment, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive that portion of the Merger Consideration to which such holder is entitled, without interest thereon. Any amounts paid to holders of Dissenting Shares in an appraisal proceeding will be paid by the Surviving Corporation out of its own funds and will not be paid by Parent or Merger Sub. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

     1.18 Further Assurances. If at any time after the Effective Time, the
          ------------------
Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to solicit in the name of the Company or Merger Sub any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company or Merger Sub and otherwise to carry out the purposes of this Agreement.

     1.19  Closing of Company Transfer Books. At the Effective Time, the stock
           ---------------------------------
transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates representing Company Shares are presented to the Surviving Corporation, they shall be canceled and presented to the Exchange Agent in accordance with Section 1.13.

     1.20  Tax and Accounting Consequences. It is intended by the parties hereto
           -------------------------------
that the Merger shall be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of tax-free reorganization for purposes of Section 368 of the Code. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code. The parties shall not take a position, whether on any Tax Return or otherwise, that is inconsistent with this
Section 1.20.

                                  ARTICLE II


                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub, except as disclosed in the disclosure schedule dated the Execution Date and as amended through the Closing Date, certified by the President and Chief Executive Officer of the Company and delivered by the Company to Parent and Merger Sub simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate, and an item on such disclosure schedule shall be deemed to qualify only the particular subsection or subsections specified for such item (the "Company Disclosure Schedule") as follows:

     2.1   Organization and Qualification; Subsidiaries.
           --------------------------------------------

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders (collectively, "Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority or Approvals would not, either individually or in the aggregate, have a Material Adverse Effect.

          (b) The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate have a Material Adverse Effect.

          (c) Section 2.1(c) of the Company Disclosure Schedule sets forth, as of the Execution Date, a true and complete list of all of the Company's directly and indirectly owned Subsidiaries (each, a "Company Subsidiary" and collectively, the "Company Subsidiaries"), together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity or other interest owned by the Company and by any other Person. Neither the Company nor any Company Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

          (d) Each Company Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority or Approvals would not, either individually or in the aggregate, have a Material Adverse Effect.

          (e) Each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     2.2  Certificate of Incorporation and Bylaws. The Company has heretofore
          ---------------------------------------
furnished to Parent a complete and correct copy of its and each of the Company Subsidiaries' Certificates of Incorporation and bylaws or equivalent organizational documents, as amended or restated to the Execution Date. Such Certificates of Incorporation and bylaws, or equivalent organizational documents of the Company and the Company Subsidiaries, are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective Certificate of Incorporation or bylaws or equivalent organizational documents.

     2.3  Capitalization.
          --------------

          (a) The authorized capital stock of the Company consists of (i) 15,000,000 shares of common stock, $0.10 par value per share (the "Company Common Stock") and 1,000,000 shares of preferred stock, $10.00 par value per share, of which 21,500 shares are designated as Series A Convertible Preference Stock (the "Series A Preferred Stock"), 800 shares are designated as Class A Redeemable Preferred Stock (the "Class A Preferred Stock"), and 800 shares are designated as Class B Redeemable Preferred Stock (the "Class B Preferred Stock" and, together with the Series A Preferred Stock and the Class A Preferred Stock, the "Preferred Stock"). As of the Execution Date, (i) 3,088,743 shares of Company Common Stock, 21,500 shares of the Series A Preferred Stock, 165 shares of the Class A Preferred Stock and 115 shares of the Class B Preferred Stock are issued and outstanding; (ii) 28,452 Company Shares are held in the treasury of the Company; (iii) 691,743 shares of Company Common Stock are duly reserved for future issuance pursuant to issued and outstanding options granted by the Company, all of which were granted under the Company Stock Plans; (iv) 949,817 shares of Company Common Stock are duly reserved for future issuance pursuant to options available for grant under the option pool remaining under the Company Stock Plans; and (v) 1,410,235 shares of the Company Common Stock are duly reserved for future issuance pursuant to issued and outstanding warrants granted by the Company. Except as set forth above or in the Company Disclosure Schedule, as of the Execution Date,
(x) no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were issued, reserved for issuance or outstanding and (y) there are no outstanding stock appreciation rights of the Company and no outstanding limited stock appreciation rights. All outstanding Company Shares are, and all Company Shares which may be issued upon exercise of Company Options, when issued upon exercise of such Company Options in accordance with their respective terms will be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. None of the outstanding Company Shares or Company Options was issued in violation of the Securities Act or any other Law, Regulation or Order. As of the Execution Date, there are no outstanding bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote.

          (b) Section 2.3(b) of the Company Disclosure Schedule sets forth, as of the Execution Date, the number of authorized and outstanding shares of capital stock or other security or equity interest, and the names of the owners of record thereof, of each Company Subsidiary. All of the outstanding shares of capital stock or other security or equity interest of each Company Subsidiary have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by the Company (or such other person indicated in Section 2.3(b) of the Company Disclosure Schedule), free and clear of all Liens whatsoever. There are no restrictions of any kind which prevent the payment of dividends, where applicable, by any Company Subsidiary, and neither the Company nor any Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

          (c) Section 2.3(c) of the Company Disclosure Schedule sets forth a true and complete list as of the Execution Date of (i) the names of the owners of record of all Company Shares, (ii) all holders of outstanding Company Options granted under the Company Stock Plans including the number of Company Shares subject to each such Company Option, the exercise or vesting schedule, the exercise price per share and the term of each such Company Option, (iii) all holders of outstanding Company Warrants, including the number of Company Shares subject to each such Company Warrant, the exercise price per share and the term of each such Company

Warrant. On the Closing Date, the Company shall deliver to Parent an updated
Section 2.3(c) of the Company Disclosure Schedule current as of such date.

          (d) As of the Execution Date, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company or any Company Subsidiary. As of the Execution Date, there are no stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance, assets or other similar attributes of the Company or any Company Subsidiary or otherwise calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby).

          (e) There are no (i) voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to the voting of any shares of capital stock of the Company and (ii) agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled or to cause the Company or any Company Subsidiary or any successor corporation (including Parent) to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company, any Company Subsidiary or such successor corporation (the "Existing Registration Rights Agreements").

     2.4  Authority Relative to this Agreement; Required Vote.
          ---------------------------------------------------

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to approval of the Merger by the Company Stockholders, each instrument (including each Related Agreement to which it is a party) required to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement or to consummate the transactions so contemplated (other than approval by the Company Stockholders). This Agreement and each Related Agreement to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b) The Board of Directors of the Company has, by unanimous written consent or at a meeting duly called and held, (i) approved this Agreement and each Related Agreement to which the Company is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to, and in the best interests of, the Company Stockholders, (iii) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby and thereby to the Company Stockholders and (iv) directed that this Agreement be submitted to the Company Stockholders for their approval and authorization. The affirmative vote of sixty percent (60%) of the Company Shares, voting together as a single class, is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement, the Merger, the Related Agreements and the other transactions contemplated hereby and thereby. The Consenting Company Stockholders beneficially own and have the right to vote, in the aggregate, approximately sixty percent (60%) of the total issued and outstanding Company Shares.

     2.5  No Conflict; Required Filings and Consents.
          ------------------------------------------

          (a) The execution and delivery by the Company of this Agreement, each Related Agreement to which it is a party and any instrument required by this Agreement to be executed and delivered by the Company at the Closing do not, and the performance by the Company of its obligations under this Agreement, each Related Agreement to which it is a party and any instrument required by this Agreement to be executed and delivered by the Company at the Closing, will not
(i) conflict with or violate the Certificate of Incorporation or bylaws or equivalent organizational documents of the Company or any Company Subsidiary,
(ii) conflict with or violate any Law, Regulation or Order applicable to the Company or any Company Subsidiary or by which any of its or their respective properties is bound or affected, (iii) conflict with, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any Company Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Company Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or their respective properties is bound or affected, including without limitation any Intellectual Property Rights licensed to the Company or such Company Subsidiary, except in the foregoing clause (ii) for any such violation, conflict, default, right or Lien which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) The execution and delivery by the Company of this Agreement, each Related Agreement to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company at the Closing do not, and the performance by the Company or any Company Subsidiary of its obligations under this Agreement, each Related Agreement to which it is a party and any instrument required by this Agreement to be executed and delivered by the Company at Closing will not require on the part of the Company or any Company Subsidiary any filing with, or any permit, authorization, consent or approval of, any Court or Governmental Authority except (A) the compliance with applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), (B) the filing of appropriate Merger or other documents as required by Delaware Law, or (C) approvals, Orders or Permits set forth in Section 2.5(b) of the Company Disclosure Schedule.

     2.6  Material Agreements.
          -------------------

          (a) Section 2.6(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all contracts, agreements, and instruments to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or their respective properties or assets may be bound, which are material to the Company or such Company Subsidiary (in the case of contracts, and agreements, "material" meaning that the aggregate dollar value of obligations or commitments to or by the Company or any Company Subsidiary thereunder shall be at least $50,000), (ii) each agreement pursuant to which the Company or any Company Subsidiary has granted, or has been granted, exclusive rights, (iii) each agreement that has a term of one year or longer other than equipment leases entered into in the ordinary course of business, and
(iv) each agreement which is related in any way to Intellectual Property Rights (collectively, the "Material Agreements"). True and complete copies of all Material Agreements have been made available by the Company to Parent, and no oral Material Agreements exist.

          (b) Each Material Agreement is in full force and effect, is a valid and binding obligation of the Company or such Company Subsidiary and is enforceable against the Company or such Company Subsidiary and, to the Company's Knowledge, each other party thereto in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). There has not occurred any material default by the Company or any Company Subsidiary, or, to the Company's Knowledge, any other party thereto, under any Material Agreement which remains unremedied as of the Execution Date. No condition exists or, to the Company's Knowledge, event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would result in a loss of rights or an acceleration of an obligation or result in the creation of any Lien, or would constitute a default by the Company or any Company Subsidiary or, to the Company's Knowledge, any other party thereto under, any Material Agreement, or otherwise result in a right in termination of any Material Agreement. The continuation, validity, enforceability and effectiveness of each Material Agreement will not be affected by the consummation of the transactions contemplated by this Agreement and the Related Agreements. To the Company's Knowledge, no party to a Material Agreement has repudiated any provision thereof in writing. There are no negotiations pending or in progress to revise any material terms of any Material Agreement.

     2.7  Compliance.
          ----------

          (a) Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, any Law, Regulation or Order applicable to the Company or such Company Subsidiary or by which the Company or any Company Subsidiary or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) The Company (i) is in compliance with the terms of the material Approvals applicable to the Company and (ii) has all requisite licenses, permits, certificates, authorizations and approvals, including health and safety and employee health and safety permits, from foreign, federal, state and local authorities necessary to conduct its business and the business of the Company Subsidiaries as currently conducted (collectively, the "Permits"), all of which are set forth in Section 2.7 of the Company Disclosure Schedule, except for those Permits the failure to have would not be reasonably likely to have a Material Adverse Effect. All of the Permits are in full force and effect, and to the Company's Knowledge, no party thereto is in default under any of such Permits and no event has occurred and no condition exists, which with the giving of notice, the passage of time, or both, would constitute a default thereunder. To the Company's Knowledge, no action or claim is pending or threatened to revoke or terminate any Permit.

          (c) To the Knowledge of the Company, the Company is not, nor has it been, in violation of any Law or Order related to building, zoning, land use and/or employee health and safety matters. The Company has not received any actual notice from any Governmental or Regulatory Authority or otherwise of any such violation and to the Company's Knowledge, no such notice is threatened.

     2.8  Financial Statements.  The Company has delivered to Parent: (a)
          --------------------
audited balance sheets of the Company and the Company Subsidiaries as of September 30, 2000, 1999 and 1998 and the related audited consolidated statements of income and cash flow for the fiscal years then ended, in each case audited by Deloitte & Touche LLP, the Company's independent accountants, and (b) unaudited balance sheets of the Company and the Company Subsidiaries as of June 30, 2001 (the most recent of which is referred to as the "Company Balance Sheet") and the related unaudited consolidated statements of income and cash flow for the six (6) months then ended. Such financial statements (collectively, the "Company Financial Statements"), are true, correct and complete and fairly present the financial condition, the results of operations and cash flows of the Company and the Company Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of notes (the effect of which will not, individually or in the aggregate, be materially adverse). Except as disclosed therein, the Company Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the Company Financial Statements.

     2.9   Books and Records. The books of account, minute books, stock record
           -----------------
books, and other records of the Company and the Company Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects. The Company and the Company Subsidiaries maintain a system of internal financial and accounting controls that was deemed adequate by the Company's independent auditors based on their review of such controls in connection with the most recent audit of the Company's financial statements. The minute books of the Company and the Company Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Board of Directors of each of the Company and the Company Subsidiaries, and no meeting of any such stockholders, Board of Directors, or committee has been held, or corporate action taken, for which minutes have not been prepared and are not contained in such minute books.

     2.10  Accounts and Notes Receivable. All accounts and notes receivable
           -----------------------------
reflected in the Company Financial Statements and all accounts receivable insofar as they represent income earned arising after December 31, 2000 (collectively, the "Company Accounts Receivable") have arisen in the ordinary course of business of the Company or the Company Subsidiaries, represent valid and enforceable obligations due to the Company or such Company Subsidiaries, and are not subject to any discount, set-off or counter-claim. All such Company Accounts Receivable have been collected or, to the Knowledge of the Company, are fully collectible in the ordinary course of business of the Company in the aggregate amounts thereof in accordance with their terms, net of reserves therefor shown in the Company Financial Statements.

     2.11  Inventory. All inventory of the Company and the Company Subsidiaries,
           ---------
whether or not reflected in the Company Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business in all material respects, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Balance Sheet. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and the Company Subsidiaries.

     2.12  Customers and Distributors. Section 2.12 of the Company Disclosure
           --------------------------
Schedule sets forth (a) a list of all representatives and distributors of the Company's products (whether pursuant to commission, royalty or other arrangement) (the "Company Distributors"), (b) a list of the Company's twenty largest customers (the "Company Customers") and (c) a list of the Company's ten largest suppliers (the "Company Suppliers"). To the Knowledge of the Company, the Company has good commercial working relationships with the Company Customers, Company Distributors and Company Suppliers. To the Knowledge of the Company, there is no plan or intention of any such Company Customer, Company Distributor, or Company Supplier, and the Company has not received any written threat from any Company Customer, Company Distributor, or Company Supplier, to terminate, cancel or otherwise adversely modify its relationship with the Company in a material respect or to decrease materially or limit its services, supplies or materials to the Company or its usage, purchase or distribution of the services or products of the Company.

     2.13 Absence of Certain Changes or Events.  Since December 31, 2000, the
          ------------------------------------
Company and each Company Subsidiary has conducted its respective business only in the ordinary and usual course and in a manner consistent with past practice and, since such date, there has not been any (i) purchase, redemption, retirement, or other acquisition by the Company or any Company Subsidiary from the Company Stockholders or any stockholder of such Company Subsidiary of any shares of capital stock; (ii) declaration or payment of any dividend or other distribution or payment by the Company or any Company Subsidiary in respect of shares of its capital stock; (iii) payment or increase by the Company or any Company Subsidiary of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry by the Company or any Company Subsidiary into any employment, severance, or similar contract with any director, officer, or employee; except in the ordinary course of business, consistent with past practices; (iv) adoption of, or increase in the payments to, or benefits under, any Company Benefit Plan (as defined in Section 2.16(a));
(v) damage to or destruction or loss of, any asset or property of the Company or any Company Subsidiary, whether or not covered by insurance, that had or will have a Material Adverse Effect; (vi) entry into, termination of, or receipt of written notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or any transaction involving a total remaining commitment by or to the Company or any Company Subsidiary of at least $100,000; (vii) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or any Company Subsidiary or mortgage, pledge, or imposition of any Lien on any material asset or property of the Company or any Company Subsidiary, including the sale, lease, or other disposition of any of the Intellectual Property Rights; (viii) cancellation or waiver of any claims or rights with a value to the Company or any Company Subsidiary in excess of $100,000; (ix) material change in the accounting methods used by the Company or any Company Subsidiary; (x) incurrence of any indebtedness for borrowed money or capital lease obligations outside the ordinary course of business; (xi) guaranty of any indebtedness of another Person; (xii) acquisition by merger or consolidation with, or by purchasing a substantial equity interest in, or by any other manner, any business or any Person; (xiii) acceleration, termination (other than end-of-term expirations), modification, cancellation, declaration of a default under or indication of an intent to terminate any Material Agreement (or series of related Material Agreements); (xiv) any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or that is outside the ordinary course of business; (xv) delay or postponement of the collection of accounts receivable or the payment of accounts payable and other liabilities outside the ordinary course of business; (xvi) loan to, or, except in the ordinary course of business, entry into any other transaction with, any of its directors, officers and employees; (xvii) entry into any transaction other than (A) in the ordinary course of business or (B) the Helix Transaction or the MMD Transaction described in Sections 6.18 and 7.2(m) respectively of this Agreement; (xviii) agreement, whether oral or written, by the Company or any Company Subsidiary to do any of the foregoing; or (xix) any other change, event, development or circumstance affecting the Company or any Company Subsidiary which, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect or which would reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     2.14 No Undisclosed Liabilities.  Neither the Company nor any Company
          --------------------------
Subsidiary has any liabilities or obligations of any nature except for (a) liabilities or obligations reflected in the Company Balance Sheet; (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2001 which are not, and will not have, individually or in the aggregate, a Material Adverse Effect; and
(c) liabilities or obligations which have not had, and will not have, individually or in the aggregate, a Material Adverse Effect.

     2.15 Absence of Litigation.  There is no Litigation (a) pending against the
          ---------------------
Company or any Company Subsidiary or, to the Company's Knowledge, against any licensors of Intellectual Property Rights which is related in any respect to the Intellectual Property Rights licensed to the Company or Company Subsidiary; or to the Company's Knowledge, threatened against the Company or any Company Subsidiary, or (b) that had, or would be reasonably likely to have, a Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding Claim or Order which, individually or in the aggregate, had, or in the future would be reasonably likely to have, a Material Adverse Effect or would prevent, hinder or delay the Company from consummating the transactions contemplated by this Agreement.

     2.16 Employee Benefit Plans.
          ----------------------

          (a) Section 2.16(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, stock purchase, restricted stock option and other equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); and each other employee benefit plan, fund, program, agreement or arrangement, including but not limited to vacation plans, cafeteria plans, educational assistance or reimbursement plans, spending account plans (for medical expenses, dependent care expenses, or other expenses), severance, golden parachute, termination, supplemental unemployment, plant closing or similar benefits, health or life or other post-employment welfare or insurance plans, bonus or performance based compensation plans or arrangements, supplemental executive retirement plans or other supplemental or excess benefit plans in each case, that is or has ever been sponsored, maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company or any Company Subsidiary within the meaning of Section 414 of the Code or which could be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or any Company Subsidiary or an ERISA Affiliate is a party, whether written or oral, for the benefit of any officer, director, employee or former employee of the Company or any Company Subsidiary, or any ERISA Affiliates, whether or not such plan has been terminated (the "Company Benefit Plans"). There are no restrictions on the ability of the Company or any Company Subsidiary or any ERISA Affiliates to amend, modify or terminate any Company Benefit Plan and each Company Benefit Plan is fully and readily assignable and transferable by the applicable plan sponsor to either the Parent or the Merger Sub.

          (b) The Company has heretofore delivered to Parent true and complete copies of each Company Benefit Plan and any amendments thereto (or if any Company Benefit Plan is not a written Company Benefit Plan, a description thereof), any related trust or other funding vehicle, the summary plan description and any summaries of material modifications, the three (3) most recent annual reports (with all schedules and attachments) required under ERISA or the

Code, the most recent audited financial statements, plan testing results for the most recent three (3) years for each Company Benefit Plan required to be tested for non-discrimination purposes either under ERISA or the Code, the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code, copies of the three (3) most recent summary annual reports issued to participants for each Company Benefit Plan required to provide such a report, all correspondence between the Company, any Company Subsidiary or any ERISA Affiliate and any governing agency, including but not limited to the United States Department of Labor and the Internal Revenue Service, with respect to any Company Benefit Plan, all material communications provided to employees or participants of any Company Benefit Plan, a copy of the Company's form notice required to be given to participants pursuant to Section 4980B of the Code and the regulations promulgated thereunder ("COBRA") and a list of all individuals currently receiving COBRA benefits along with the date such coverage is expected to end for each.

          (c) No liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company, any Company Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company, any Company Subsidiary or any ERISA Affiliate of incurring any such liability.

          (d) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan a "multiemployer pension plan," as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. No Company Benefit Plan is a "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA.

          (e) Each Company Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable law, including ERISA and the Code. There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Benefit Plan; there are no claims pending (other than routine claims for benefits) or, to the Company's Knowledge, threatened against any Company Benefit Plan or against the assets of any Company Benefit Plan, nor are there any current or, to the Company's Knowledge, threatened, Liens on the assets of any Company Benefit Plan or on the assets of the Company or any Company Subsidiary under any provision of ERISA. The Company, each Company Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by them under, are not in default under or violation of, and there has been no default or violation by any other party with respect to, any of the Company Benefit Plans. All contributions required to be made to any Company Benefit Plan under applicable law or the terms of the respective Company Benefit Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Benefit Plan for the current plan years. The transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary under any Company Benefit Plan, nor will any such payment result in an "excess parachute payment" under Section 280G of the Code resulting in an excise tax under Section 4999 of the Code.

          (f) Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code is qualified and has received a favorable determination or opinion letter indicating that they are so qualified, and no event has occurred since the date of said letter(s) or at any other time that has or will adversely affect the qualification of such Company Benefit Plan.

          (g) No Company Benefit Plan or written or oral agreement provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for directors, employees or former employees of the Company, any Company Subsidiary or ERISA Affiliates for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by COBRA or other applicable Law, (ii) death benefits under any "pension plan" or
(iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (h) No amounts payable under any Company Benefit Plan will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

          (i) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee or officer of the Company, any Company Subsidiary or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) accelerate the vesting of any stock option or of any shares of restricted stock of the Company or any Company Subsidiary.

          (j) There are no pending or, to the Company's Knowledge, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

          (k) Each Company Benefit Plan can be terminated within thirty (30) days, without such termination requiring the payment of any additional contribution or amount and, except with respect to Qualified Plans, without the vesting or acceleration of any benefits promised by such Plan.

          (l) Section 2.16(l) of the Company Disclosure Schedule sets forth a true and accurate list of each current or former employee, officer, director or investor of the Company or any Company Subsidiary who holds any option, warrant or other right to purchase Company Shares or shares of any Company Subsidiary, if any, together with the number of Company Shares or shares of any Company Subsidiary, if any, subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Section 2.16(l) of the Company Disclosure Schedule also sets forth the total number of such options, warrants and rights. True and complete copies of each agreement (including all amendments and modifications thereto) between the Company and each such holder of such options, warrants and rights relating to the same have been furnished to Parent and are listed in Section 2.16(l) of the Company Disclosure Schedule.

          (m) Section 2.16(m) of the Company Disclosure Schedule contains a complete and accurate list of the following information for each retired employee or director of the Company or any Company Subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage and other benefits.

     2.17 Employment and Labor Matters.
          ----------------------------

          (a) Section 2.17(a) of the Company Disclosure Schedule, which schedule has been previously provided to Parent, identifies all employees and consultants employed or engaged by the Company and each Company Subsidiary and sets forth
(1) each such individual's rate of pay or annual compensation (and the portions thereof attributable to salary and bonuses, respectively), job title and date of hire, (2) any and all bonus payments potentially payable to such employees or consultants through the end of the Company's fiscal year ended September 30, 2001 (the "Bonuses") and (3) any and all contemplated, proposed or approved salary or bonus increases payable to such employees or consultants (the "Proposed Compensation Increases"). There are no bonus payments owed, accrued or otherwise contemplated by the Company payable to any employee or consultant other than the Bonuses and there are no salary or bonus increases owed, accrued or otherwise contemplated by the Company other than the Proposed Compensation Increases. There are no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) between the Company, any Company Subsidiary and any current or former stockholder, officer, director, employee of, or consultant to, the Company or any Company Subsidiary. No individual will accrue or receive additional benefits, service or accelerated rights to payments under any Company Benefit Plan or any of the agreements set forth in Section 2.17(a) of the Company Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transaction contemplated herein. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. None of the Company's nor any Company Subsidiaries' employment policies or practices are currently being audited or investigated by any Governmental Authority. There are no pending, or to the Company's Knowledge, threatened, claims, charges, actions, lawsuits or proceedings alleging claims against the Company or any Company Subsidiaries brought by or on behalf of any employee or other individual or any Governmental Authority with respect to employment practices, and to the Company's Knowledge, no facts or circumstances exist that could give rise to any such claims, charges, actions, lawsuits or proceedings. Each individual classified and paid as an "independent contractor" by the Company or any Company Subsidiary has been accurately classified and paid for all employment, wage and hour, tax and other purposes under applicable Law.

          (b) There are no controversies pending or, to the Company's Knowledge, threatened, between the Company, any Company Subsidiary and any of its or their respective employees. As of the Effective Time, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiaries nor are there any activities or proceedings of any labor union or by any employees to organize any such employees of the

Company or any Company Subsidiary. During the past five years there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any Company Subsidiary. Assuming that Parent has not required the Company to terminate the employment of any of the Company's employees and has not communicated its intention to terminate the employment of any of the Company's employees, neither the Company nor any Company Subsidiary has nor will have at the Closing any obligation under the Worker Adjustment and Retraining Notification Act. The Company and each Company Subsidiary is in compliance with all applicable provisions of applicable state, local, federal and foreign employment, wage and hour, labor and other applicable laws.

     2.18 Absence of Restrictions on Business Activities.
          ----------------------------------------------

          (a) There is no Material Agreement or Order binding upon the Company or any Company Subsidiary or any of its or their respective properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted and (ii) neither the Company nor any Company Subsidiary is subject to any non-competition or similar restriction on its business. Neither the Company nor any Company Subsidiary has at any time entered into, or agreed to enter into, any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange contracts.

          (b) To the Company's Knowledge, no Key Employee or director of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will adversely affect (i) the performance of his or her duties as an employee or director of the Company or any Company Subsidiary, or (ii) the ability of the Company or any Company Subsidiary to conduct its or their respective business. No director, officer, or employee of the Company has provided the Company with written notice that he or she intends to terminate his or her employment with the Company or any Company Subsidiary.

     2.19 Title to Assets; Leases.
          -----------------------

          (a) Neither the Company nor any Company Subsidiary owns any real property.

          (b) Section 2.19(b) of the Company Disclosure Statement sets forth (i) a true and complete list of all real property leased by the Company or any Company Subsidiary; (ii) the expiration date of such lease; (iii) the aggregate monthly rental or other fee payable under such lease; (iv) a description of each contract for the purchase, sale or development of real estate to which the Company of any Company Subsidiary is a party; and (v) all items of the Company's or any Company Subsidiary's tangible personal property and equipment with a book value of $100,000 or more or having any annual lease payment of $50,000 or more. The Company and/or the Company Subsidiaries have delivered to Parent complete and accurate copies of all such leases and subleases (as amended to date). With respect to each such lease and sublease:

               (i) the lease or sublease is legal, valid, binding, enforceable against the Company or Company Subsidiary, as the case may be, and in full force and effect;

               (ii) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

               (iii) neither the Company nor, to the Knowledge of the Company, any other party is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or is threatened, which, after giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any other party under such lease or sublease;

               (iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

               (v) the Company is not aware of any Lien, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company or any Company Subsidiary of the property subject thereto; and

               (vi) the Company has not received written notice of, and does not otherwise have Knowledge of, any pending, threatened or contemplated condemnation proceeding affecting any premises leased by the Company or any Company Subsidiary or any part thereof or of any sale or other disposition of any such leased premises or any part thereof in lieu of condemnation. There are no Laws, conditions of record, or other impediments which interfere with the intended use by the Company or any Company Subsidiary of any of the property leased or occupied by them effective in accordance with their respective terms, and there is not, under any such lease, any existing material default or event of material default (or event which with notice or lapse of time, or both, would constitute a material default).

          (c) The Company and the Company Subsidiaries have good and marketable title to all of their respective properties and assets, free and clear of all Liens, except Liens for Taxes (as defined below) not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby.

     2.20 Condition of Properties.  All real and tangible personal properties
          -----------------------
owned or leased by the Company or any Company Subsidiary are in a good state of maintenance and repair, are in good operating condition, subject to normal wear and tear, conform (as to owned properties only) in all material respects to all applicable ordinances, regulations and zoning laws, and are adequate for the business conducted by the Company or such Company Subsidiary subject to exceptions which are not, in the aggregate, material to the Company and the Company Subsidiaries, on a consolidated basis.

     2.21 Taxes.
          -----

          (a) All Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company, each Company Subsidiary and each affiliated, combined, consolidated or unitary group of which the Company or any Company Subsidiary is or has been a member, have been timely filed, and all such Tax Returns are true, complete and correct in all material respects. The Company has delivered to Parent true and complete copies of (i) all federal income Tax Returns of the Company and each Company Subsidiary for the preceding three (3) taxable years, and (ii) any audit report issued within the last three
(3) years (or otherwise with respect to any audit or proceeding in progress) relating to federal income Taxes of the Company or any Company Subsidiary.

          (b) All Taxes payable by or with respect to the Company, or any Company Subsidiary has been timely paid, or are adequately reserved for (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on the Company Balance Sheet except where the failure to pay such taxes or adequately reserve for such taxes would not have a Material Adverse Effect. No deficiencies for any Taxes have been proposed, asserted or assessed or in writing against the Company or any Company Subsidiary that are not adequately reserved for in accordance with GAAP on the Company Balance Sheet. All assessments for Taxes due and owing by or with respect to the Company or any Company Subsidiary with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any Company Subsidiary has incurred a Tax liability from the date of the latest Company Balance Sheet other than a Tax liability in the ordinary course of business or in connection with the Helix Transaction (as defined below) or the MMD Transaction (as defined below).

          (c) Neither the Company nor any Company Subsidiary has requested, or has been granted, any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any Company Subsidiary has been granted or requested which extension or waiver has not since expired.

          (d) Other than with respect to the Company Subsidiaries, the Company is not (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement or liable for the Taxes of any other party, as transferee or successor, by contract, or otherwise.

          (e) Neither the Company nor any Company Subsidiary presently or has been a "foreign investment company" as such term is defined in Section 1246(b) of the Code, a "passive foreign investment company" as such term is defined in
Section 1297(a) of the Code, a "controlled foreign corporation" as such term is defined in Section 957(a) of the Code or a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (f) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

          (g) Neither the Company nor any Company Subsidiaries have made any payments, are obligated to make any payments, and are a party to any agreement that under any circumstances could obligate any of them to make any payments, that will not be deductible under Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

          (h) No unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against or with respect to the Company or any Company Subsidiary in writing, nor has the Company or any Company Subsidiary received written notice of any such deficiency, delinquency or default, and there is no administrative or court proceeding or, to the Company's Knowledge, any audit or investigation pending with respect to any liability of the Company or any Company Subsidiary for Taxes.

          (i) The Company and each Company Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes (including, but not limited to, withholding of Taxes pursuant to Section 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws. No written claim has been made by a taxing authority in a jurisdiction where either the Company or any Company Subsidiary files income or franchise Tax Returns that the Company or any Company Subsidiary is or may be subject to income or franchise taxation in that jurisdiction.

          (j) Neither the Company nor any Company Subsidiary has filed a consent under Section 341(f) of the Code.

          (k) Neither the Company nor any Company Subsidiary has executed or entered into any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign law) or has agreed to make any adjustment to its income or deductions pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign law), in either case that could affect the tax liability after the Closing Date to any material extent.

          (l) Neither the Company nor any Company Subsidiary has agreed to, or is required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (m) Each granted option that was designated as an "incentive stock option" on the applicable books and records of the Company or any Company Subsidiary qualified as an "incentive stock option" within the meaning of
Section 422 of the Code on the date on which such option was granted.

          (n) None of the assets of the Company or any Company Subsidiary: (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Code, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

           (o) No state or federal "net operating loss" of the Company or any Company Subsidiary determined as of the Execution Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Execution Date.

           (p) There are no Liens with respect to Taxes upon any of the assets, properties or business of the Company or any Company Subsidiary, other than with respect to Taxes arising in the ordinary course of business and not yet due and payable.

           (q) Neither the Company any Company Subsidiary nor, to the Company's Knowledge, any of its Affiliates or stockholders, has taken or agreed to take (or failed to so take or agree to take) any action or is aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code.

     2.22  Environmental Matters.
           ---------------------

           (a) The Company and each Company Subsidiary is, and has at all times been, in compliance with all applicable Environmental Laws except where the failure to be in such compliance would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           (b) The Company and each Company Subsidiary has obtained all permits required by any applicable Environmental Law and all environmental permits relating to the business of the Company and each Company Subsidiary, except where the failure to obtain any permit relating to the business of the Company or Company Subsidiary would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such environmental permits are in full force and effect in all respects; and no such environmental permits materially limit or affect the processes, methods, capacity or operating hours of the persons carrying on the business of the Company and each of the Company Subsidiaries as it is currently conducted.

           (c) Neither the Company nor any Company Subsidiary has, and the Company and each Company Subsidiary has no Knowledge of any other Person who has, caused any unlawful or improper release, threatened release or disposal of any Hazardous Material at any properties or facilities previously or currently leased or occupied by the Company and any Company Subsidiary.

           (d) To the Knowledge of the Company, none of the Company's and the Company Subsidiaries facilities are adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property.

           (e) Neither the Company nor any Company Subsidiary (i) has any liability for response or corrective action, natural resources damage, or any other harm pursuant to any Environmental Law, (ii) is subject to, has notice or Knowledge of, or is required to give any notice of, any Environmental Claim involving an allegation against the Company or any of the Company Subsidiaries or any properties or facilities of the Company or any of the Company Subsidiaries or (iii) has Knowledge of any condition or occurrence which could reasonably be expected to form the basis of an Environmental Claim against the Company or any of the Company Subsidiaries or any of its properties or facilities.

           (f) Neither the Company nor any Company Subsidiary is subject to any, and neither the Company nor any Company Subsidiary has any Knowledge of, any imminent restriction on the ownership, occupancy, use or transferability of their properties and facilities arising from any Environmental Law.

           (g) There is no Environmental Claim pending, or, to the Company's Knowledge, threatened, against the Company or any of the Company Subsidiaries or, to the Company's Knowledge, against any Person whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law. To the Knowledge of the Company, no material capital expenditure is currently required for the Company or any Company Subsidiary in relation to environmental matters in order to comply with, extend, renew or obtain any environmental permit or comply with Environmental Laws. Copies of all environmental audits and other assessments, reviews and reports conducted by or on behalf of the Company or any Company Subsidiary have been previously provided to Parent.

     2.23  Intellectual Property.
           ---------------------

           (a) Section 2.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all United States and foreign (i) patents and patent applications of the Company and each Company Subsidiary (the "Company Patents"), (ii) registered and unregistered trademarks and trademark applications, including material Internet domain name registrations of the Company and each Company Subsidiary (the "Company Trademarks"), (iii) service marks, service mark applications and trade names of the Company and each Company Subsidiary (the "Company Tradenames"), (iv) copyright registrations and copyright applications of the Company and each Company Subsidiary (the "Company Copyrights"), and (v) licenses presently used by the Company or the Company Subsidiaries, indicating for each, the applicable jurisdiction, registration number (or applicable number), and date issued or filed, as applicable, with respect to (i), (ii), (iii), and (iv) above and including the terms of such licenses (all of which, together with patent rights, trade secrets, confidential business information, formulas, processes, invention records, procedures, research and development activity reports, and laboratory notebooks which relate to or are used or held for use in connection with the business of the Company and the Company Subsidiaries, are collectively referred to as, the "Intellectual Property Rights"). Copies of all licenses listed in (v) above have been previously provided or made available to Parent. The Intellectual Property Rights owned or controlled by the Company are sufficient for the conduct of the business of the Company and each Company Subsidiary as presently conducted, except where the failure to own or control such Intellectual

Property Rights would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Section 2.23(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of, and where appropriate, a description of, all Intellectual Property Rights to which the Company's or the Company Subsidiaries' rights are not exclusive, excluding all Intellectual Property Rights which the Company or such Company Subsidiary has the right to use under a shrinkwrap or similar mass marketing license. Excluding all Intellectual Property Rights subject to a shrinkwrap or similar mass marketing license, the Company or such Company Subsidiary exclusively owns or has the exclusive right to use all of the Intellectual Property Rights listed in Section 2.23(a) of the Company Disclosure Schedule.

          (c) All Company Trademarks, Company Patents, and Company Copyrights are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Company Trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to Company Patents), and are, to the Company's Knowledge, valid and enforceable. No Company Trademark has been or is now involved in any cancellation and, to the Company's Knowledge, no such action is threatened with respect to any of the Company Trademarks. No Company Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the Company's Knowledge, there are no trademarks or patents of any third party that could potentially conflict with the Company Trademarks or Company Patents, respectively.

          (d) The Company owns free and clear of all Liens, all owned Intellectual Property Rights, and has a valid and enforceable right to use in accordance with the applicable license agreement, if any, all of the Intellectual Property Rights licensed to the Company and/or the Company Subsidiaries and used in the Company's or the Company Subsidiaries' business.

          (e) The Company and the Company Subsidiaries have taken reasonable steps to protect and preserve the Intellectual Property Rights which the Company or such Company Subsidiary owns or has licensed.

          (f) The conduct of the Company's and Company Subsidiaries' businesses as currently conducted, or as contemplated does not, to the Company's Knowledge, infringe upon any intellectual property rights owned or controlled by any third party.

          (g) There is no Litigation pending or, to the Company's Knowledge, threatened, nor has the Company nor any of the Company Subsidiaries received any written communication of and the Company has no Knowledge of any basis for a claim against it (1) alleging that the activities, products, publications or businesses of the Company or any Company Subsidiary infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party, or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property Rights of the Company or the Company Subsidiaries.

          (h) To the Company's Knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property Rights owned by the Company or any

Company Subsidiary, and no such claims have been brought against any third party by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has knowingly misappropriated the trade secrets of any third party.

           (i) All Company Trademarks have been in continuous use by the Company or the Company Subsidiaries. To the Company's Knowledge (i) there has been no prior use of such Company Trademarks by any third party which would confer upon said third party superior rights in such trademarks, and (ii) the registered Company Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates.

           (j) The Company and the Company Subsidiaries have taken all reasonable steps in accordance with normal industry practice to protect the rights of the Company and the Company Subsidiaries in their respective confidential information and trade secrets. Without limiting the foregoing, (1) the Company has and enforces a policy of requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially consistent with the Company's standard forms thereof;
(2) all of the Company's and the Company Subsidiaries' employees, consultants and contractors have executed such a proprietary information, confidentiality and assignment agreement and (3) except under confidentiality obligations, to the Knowledge of the Company, there has been no material disclosure by the Company or any Company Subsidiary's material confidential information or trade secrets.

     2.24  Insurance.
           ---------

           (a) Section 2.24 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Company Subsidiaries including: (i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy for an amount in excess of $100,000, which sets forth:
(A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims. There is no claim by the Company or the Company Subsidiaries that is pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and to the Knowledge of the Company, the Company and the Company Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and the Company Subsidiaries and reasonable in light of the assets of the Company and the Company Subsidiaries. As of the Execution Date, neither the Company nor any Company Subsidiary has received written notice of any, and to Company's Knowledge, there is no, threatened, termination of or material premium increase with respect to any such policies or bonds.

           (b) To the Knowledge of the Company, all policies to which the Company or the Company Subsidiaries is a party or that provide coverage to either the Company the Company Subsidiaries, or any director or officer of the Company or the Company Subsidiaries: (A) are valid, outstanding, and enforceable; (B) taken together, provide adequate insurance coverage for the assets and the operations of the Company and the Company Subsidiaries for all risks normally insured against by a Person carrying on a business comparable to that of the Company or the Company Subsidiaries in terms of type and size; (C) are sufficient for compliance with all Laws and Material Agreements to which the Company and the Company Subsidiaries is a party or by which it is bound; (D) will continue in full force and effect following the consummation of the transactions contemplated by this Agreement; and (E) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company and the Company Subsidiaries.

           (c) Neither the Company nor any Company Subsidiary has received (A) any refusal of coverage from the issuer of any insurance policy of the Company or the Company Subsidiaries or any written notice that a defense will be afforded with reservation of rights, or (B) any written notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

     2.25  Brokers.  Except as set forth in Section 2.25 of the Company
           -------
Disclosure Schedule, no broker, financial advisor, finder, investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     2.26  Certain Business Practices.  As of the Execution Date, neither the
           --------------------------
Company nor any Company Subsidiary, nor to the Knowledge of the Company, any director, officer, employee or agent of the Company or any Company Subsidiary, in such person's capacity as a director, officer, employee or agent of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     2.27  Interested Party Transactions.
           -----------------------------

           (a) The Company is not indebted to any director, officer, employee or agent of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company.

           (b) All loans presently on the books of the Company or any Company Subsidiary to present or former directors or executive officers of the Company or any Company Subsidiary, or their associates, or any members of their immediate families, have been made in the ordinary course of business and on the same terms and interest rates as those prevailing for comparable transactions with other third parties and do not involve more than the normal risk of repayment or present other unfavorable features.

           (c)  No officer or director of the Company or any Company Subsidiary:

                (i) has any interest in (A) any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary except for the normal rights of a stockholder; (B) any current competitor, customer, supplier or agent of the Company or any Company Subsidiary (other than the ownership of not more than five percent (5%) of the stock of any publicly traded corporation) or (C) any Person which is currently a party to any material contract or agreement with the Company or any Company Subsidiary;

                (ii) except as otherwise provided in this Agreement, has an agreement, understanding, contract, commitment or pending transaction relating to the purchase, sale or lease of real or personal property, goods, materials, supplies or services, whether or not in the ordinary course of business, with the Company or any Company Subsidiary;

                (iii) has received from the Company or any Company Subsidiary any commitment, whether written or oral, to lend any funds to any such person;

                (iv) is owed any amounts by the Company or any Company Subsidiary except for deposits taken in the ordinary course of business and amounts due for normal compensation or reimbursement of expenses incurred in furtherance of the business of such person's employer and reimbursable according to a policy of the Company or such Company Subsidiary, as appropriate, as in effect immediately prior to the Execution Date; or

                (v) is a party to any transaction or relationship with the Company or any Company Subsidiary.

           (d) The consummation of the transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, the lapse of time, or the giving of notice and failure to cure) result in any payment (severance or other) or provision of a benefit becoming due from the Company or any Company Subsidiary or any successor or assign thereof to any director, officer or employee of the Company or any Company Subsidiary.

     2.28  Disclosure.  The representations and warranties of the Company
           ----------
contained in this Agreement (including the Company Disclosure Schedule) do not contain, and will not contain at the Closing Date, any untrue statement of a material fact, and do not omit, and will not omit at the Closing Date, to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they are made, not misleading.

     2.29  Registration Statement; Proxy Statement/Prospectus.  None of the
           --------------------------------------------------
information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger and to vote on a proposal to adopt the Merger Agreement (the "Company Stockholders' Meeting") (such proxy statement/prospectus, as amended or supplemented, is referred to herein as the "Proxy Statement") will, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become materially false or misleading. If at any time prior to the Effective Time, any event relating to the Company, its officers and directors, or any Subsidiary should occur which is required to be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent, and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company Stockholders' Meeting shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the Regulations promulgated thereunder.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

     3.1  Organization and Qualification.
          ------------------------------

          (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and each has the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and Orders ("Parent Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Parent Approvals would not, either individually or in the aggregate, have a Material Adverse Effect.

          (b) Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect.

          (c) Merger Sub is a newly-formed corporation, which has been formed solely for the purposes of the Merger, has carried on no business to date and will not carry on any business or engage in any activities other than those necessary to the Merger.

          (d) As of the Execution Date, the authorized capital stock of Parent consists of (i) one hundred million shares of Parent Common Stock of which, as of August 1, 2001, 39,530,830 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $.001 per share, including one million shares reserved for issuance under the Parent's Rights Agreement dated as of July 27, 2001, none of which are issued or outstanding. All of the outstanding shares of Parent Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable.

          (e) As of the Execution Date, the authorized capital stock of Merger Sub consists of 3,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of Merger Sub Common Stock are owned by Parent.

     3.2  Reports.  Parent has timely filed with the SEC and heretofore
          -------
furnished the Company with (i) its Annual Report on Form 10-K for its fiscal year ended December 31, 2000 (the "Parent Annual Report"), (ii) its unaudited periodic reports on Form 10-Q filed since the date of the Parent Annual Report and (iii) all other reports required to be filed by it with the SEC since June 1, 2000 (all such documents included in (i), (ii) and (iii) above being collectively referred to herein as the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except any such misstatement or omission which was expressly corrected in a subsequent filing). As of their respective filing dates, the descriptions of the business, operations and financial condition of Parent contained in the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. The financial statements contained in the Parent SEC Documents, together with the notes thereto, have been prepared in accordance with GAAP consistently followed throughout the periods indicated (except as may be indicated in the notes thereto), present fairly the financial condition of Parent at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, year-end adjustments. Parent meets all requirements for eligibility to use Form S-3 and Form S-4 for the registration of the Parent Common Stock as provided in Sections 6.1 and 6.14 hereof.

     3.3  Authorization of Agreement.  Each of Parent and Merger Sub has all
          --------------------------
requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing (including each Related Agreement to which it is a party), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, the performance of obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, respectively, and by Parent as the sole stockholder of Merger Sub, and except for the filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company and the Company Consenting Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, in each case except to the extent that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.4  Approvals.  The execution and delivery by Parent and Merger Sub of
          ---------
this Agreement or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing do not, and the performance by each of Parent and Merger Sub of its respective obligations under this Agreement or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing shall not, require Parent or Merger Sub to obtain any Approval, waiver, qualification, Order or permit of, observe any waiting period imposed by, or require Parent or Merger Sub to make any filing with or notification to, any Court or Governmental Authority, except (A) compliance with applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, (B) the filing of appropriate Merger or other documents as required by Delaware Law, (C) the requisite filings and governmental actions required under the HSR Act or (D) such other Approvals, waivers, qualifications, Orders or permits, filings or notifications, the failure to obtain or make which would not have, individually or in the aggregate, a Material Adverse Effect.

     3.5  No Violation.  Assuming effectuation of all filings, notifications,
          ------------
and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all permits or Orders of Courts and/or Governmental Authorities set forth in Section 3.4(A), (B) or (C) above, the execution and delivery by Parent and Merger Sub of this Agreement or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing do not, and the performance of this Agreement by each of Parent or Merger Sub of its respective obligations under this Agreement or any instrument required by this Agreement to be executed and delivered by Parent or Merger Sub at the Closing will not, (i) conflict with or violate the Restated Certificate of Incorporation or Amended and Restated Bylaws of Parent, or the Certificate of Incorporation or bylaws of Merger Sub, (ii) conflict with or violate any Law, Order or Regulation in each case applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or
(iii) result in any breach or
violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected.

     3.6  Absence of Certain Changes or Events.  Since December 31, 2000,
          ------------------------------------
Parent has conducted its business only in the ordinary and usual course and in a manner consistent with past practice, and, since such date, there has not occurred any event, development or change which, individually or in the aggregate, has resulted in or is reasonably likely to result in a Material Adverse Effect.

     3.7  Brokers.  No broker, financial advisor, finder, investment banker or
          -------
other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     3.8  Litigation.  Except as disclosed in the Parent SEC Documents or this
          ----------
Agreement, there is no Litigation pending, or, to Parent's Knowledge, threatened, against Parent or Merger Sub, that would be reasonably likely to have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is subject to any outstanding Claim or Order which, individually or in the aggregate, would be reasonably likely to have, a Material Adverse Effect on Parent or Merger Sub would prevent, hinder or delay Parent or Merger Sub from consummating the transactions contemplated by this Agreement.

     3.9  Securities Act.  Parent has complied with all applicable federal or
          --------------
state securities Laws in connection with the issuance and sale of the Parent Common Stock. Neither Parent nor anyone acting on its behalf has offered any of the Parent Common Stock, or solicited any offers to purchase any of such Parent Common Stock, so as to require registration of the issuance and sale of the Parent Common Stock under the Securities Act or any state securities law.

     3.10  Registration Statement; Proxy Statement/Prospectus.  None of the
           --------------------------------------------------
information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by Parent and Merger Sub for inclusion in the Proxy Statement will, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become materially false or misleading. If at any time prior to the Effective Time any event relating to the Parent or Merger Sub, their respective officers and directors should occur which is required to be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy

Statement, the Parent or Merger Sub, as the case may be, shall promptly inform Company, and such event shall be so described, and such amendment or supplement (which the Company will have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company Stockholders' Meeting shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the Regulations promulgated thereunder.

     3.11  Future Profitability.  Parent acknowledges that the Company has not
           --------------------
made any representations or warranties with regard to its future profitability or future business prospects.

     3.12  Disclosure.  The representations and warranties of Parent and Merger
           ----------
Sub contained in this Agreement do not contain, and will not contain at the Closing Date, any untrue statement of a material fact, and do not omit, and will not omit at the Closing Date, to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF THE CONSENTING COMPANY STOCKHOLDERS

Each of the Consenting Company Stockholders represents and warrants to Parent as follows:

     4.1   Ownership.  Except with respect to Company Shares pledged by Michael
           ---------
Baird, Walter Fredericks and Richard Sandberg, such Consenting Company Stockholder is the record and beneficial owner of all of the outstanding Company Shares set forth opposite his, her or its name on Schedule I attached hereto,
                                                  ----------
and such Company Shares are owned by such Consenting Company Stockholder free and clear of all Liens, claims, interests of, and rights in others.

     4.2   Authority.  Such Consenting Stockholder has all necessary power and
           ---------
authority to execute this Agreement and the Stockholder Agreement (including the proxy appointment contained therein).

     4.3   Execution.  Each of this Agreement and the Proxy has been duly
           ---------
executed and delivered by the Consenting Stockholder and constitutes a valid and binding agreement of such Consenting Stockholder, enforceable in accordance with its terms.

     4.4   No Conflict.  Neither the execution nor delivery of this Agreement
           -----------
and the Stockholder Agreement by such Consenting Stockholder will (i) require the consent, waiver, approval, license or authorization of, or any filing with, any Person or public authority, (ii) with or without the giving of notice or the lapse of time, or both, conflict with or constitute a violation of, or default under, or give rise to any right of acceleration under, any indenture, contract, commitment, agreement, arrangement or other instrument of any kind to which the Consenting Stockholder is a party or by which the Consenting Stockholder is bound, or (iii) violate any applicable Law, or Order of any Governmental Authority or Court having jurisdiction over the Consenting Stockholder.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

     5.1  Conduct of Business by the Company Pending the Merger.  The Company
          -----------------------------------------------------
covenants and agrees that, between the Execution Date and the Effective Time, except as expressly required or permitted by this Agreement and disclosed in
Section 2.13 of the Company Disclosure Schedule, or unless Parent shall otherwise agree in writing, the Company shall conduct the business of the Company and cause the business of each of the Company Subsidiaries to be conducted, and the Company shall not take any action except in the ordinary course of business and in a manner consistent with past practice. The Company shall use its commercially reasonable best efforts to preserve intact the business organization and assets of the Company and each of the Company Subsidiaries, and to operate according to plans and budgets provided to Parent and each of the Company Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company, to maintain in effect Material Agreements and to preserve the present relationships of the Company and each of the Company Subsidiaries with Company Distributors, Company Customers and Company Suppliers. By way of amplification and not limitation, except as expressly permitted by this Agreement neither, the Company nor any of the Company Subsidiaries shall, between the Execution Date and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

          (a) amend or otherwise change the Certificate of Incorporation or bylaws or equivalent organizational document of the Company or any Company Subsidiary, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any Company Subsidiary;

          (b) issue, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock of any class (other than in connection with the exercise of Company Options or Company Warrants), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any Company Subsidiary; or sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of any assets of the Company or any Company Subsidiary (except for sales of assets in the ordinary course of business and in a manner consistent with past practice) or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or any Company Subsidiary (other than the conversion or redemption of the Preferred Stock);

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or amend the terms of, repurchase, redeem or otherwise acquire, any of its securities or propose to do any of the foregoing;

          (d) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Intellectual Property Rights, or amend or modify in any material way any existing agreements with respect to any Intellectual Property Rights;

          (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances or enter into any financial commitments, except in the ordinary course of business consistent with past practice and as otherwise permitted under any loan or credit agreement to which the Company or any of its subsidiaries is a party as of the Execution Date; authorize any capital expenditures which are, in the aggregate, in excess of $100,000, or enter into or amend in any material respect any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(e);

          (f) (i) hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice; (ii) increase the compensation (including, without limitation, bonus) payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or any Company Subsidiary who are not officers of the Company or such Company Subsidiary in the ordinary course of business consistent with past timing and practices, (iii) grant any severance or termination pay or stock options to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice, or (iv) establish, adopt, enter into or amend any Company Benefit Plan or collective bargaining, employment, termination, severance or other agreement, for the benefit of any current or former directors, officers or employees;

          (g) change, any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by statutory accounting principles or GAAP;

          (h) create, incur, suffer to exist or assume any Lien on any of the Company's or any Company Subsidiaries' material assets other than Liens outstanding on the Execution Date or otherwise incurred in the ordinary course of the Company's or any Company Subsidiaries' business consistent with past practice;

          (i) other than in the ordinary course of business consistent with past practice, (A) enter into any material agreement, (B) modify, amend or transfer in any material respect, or terminate, any Material Agreement, or waive, release or assign any material rights or claims thereto or thereunder or
(C) enter into or extend any lease with respect to real property with any third party;

          (j) make any Tax election or settle or compromise any federal, state, local or foreign income tax liability or agree to an extension of any applicable statute of limitations;

          (k) settle any material Litigation or waive, assign or release any material rights or claims, except, in the case of Litigation, any Litigation the settlement of which would not (A) impose either material restrictions on the conduct of the business of the Company or any Company Subsidiaries, or (B) for any individual Litigation item settled, exceed $50,000 in cost or value to the Company or any Company Subsidiaries; provided the aggregate of such individual settlements shall not exceed $100,000 in cost or value to the Company neither the Company nor any Company Subsidiaries shall pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice in an amount or value not exceeding $100,000 in any instance or series of related instances or $200,000 in the aggregate, or in accordance with their terms as in effect as of the Execution Date;

          (l) engage in any transaction, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any related party, other than those contemplated pursuant to the terms of this Agreement and those existing as of the Execution Date which are listed in Section 5.1(l) of the Company Disclosure Schedule;

          (m) fail to renew or maintain in full force and effect all insurance policies, as the case may be, currently in effect or fail to pay any insurance premiums thereon; and

          (n) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any agreement, contract commitment or arrangement to do any of the foregoing.

     5.2  Solicitation of Other Proposals.
          -------------------------------

          (a) From the Execution Date until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Affiliates or Subsidiaries to, nor shall it permit its officers, directors, employees, representatives or agents (collectively, the "Company Representatives"), directly or indirectly to, (i) solicit, facilitate, initiate or encourage, or take any action to solicit, facilitate, initiate or encourage, any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, or (ii) participate or engage in communications, discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal or which might reasonably be expected to result in an Acquisition Proposal.

          For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to:

               (1) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Company Subsidiary other than the MMD Transaction or Helix Transaction, or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Company Subsidiary representing 10% or more of the outstanding capital stock of the Company or such Company Subsidiary, or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company representing

     10% or more of the outstanding capital stock of the Company or such Company Subsidiary; or

               (2) the sale, lease, exchange, license (whether exclusive or not) or any other disposition of any significant portion of any Intellectual Property Right, or any significant portion of the business or other assets of the Company or any Company Subsidiary, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement or which would reasonably be expected to diminish significantly the benefits to Parent or its Affiliates or any Company Subsidiary of the transactions contemplated hereby.

The Company shall immediately cease and cause to be terminated and shall cause all Company Representatives (and shall use its best efforts to cause its non-officer and non-director Affiliates) to terminate all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly notify all Company Representatives and non-officer and non-director Affiliates of its obligations under this Section 5.2.

          (b) Neither the Board of Directors of the Company nor any Company Subsidiary nor any committee thereof shall:

               (1) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger,

               (2) withdraw or modify or propose to withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby,

               (3) upon a request by Parent to reaffirm its approval or recommendation of this Agreement or the Merger, fail to do so within two
     (2) Business Days after such request is made,

               (4) enter, or cause the Company or any Company Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or

               (5) resolve or announce its intention to do any of the foregoing.

                                  ARTICLE VI

                            ADDITIONAL OBLIGATIONS

     6.1  Proxy Statement; Registration Statement.
          ---------------------------------------

          (a) As promptly as practicable following the Execution Date, Parent shall prepare and file with the SEC a Registration Statement on Form S-4, in which the Proxy

Statement shall be included as a prospectus, and shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement (which comments shall promptly be furnished to the Company) and cause the prospectus included therein, including any amendment or supplement thereto, to be mailed to the stockholders of the Company at the earliest practicable date after the Registration Statement is declared effective by the SEC, provided that no amendment or supplement to the Registration Statement will be made by Parent without consultation with the Company and its counsel.

          (b) The Company shall (i) as promptly as practicable following the Execution Date, cooperate in Parent's preparation of a preliminary proxy or information statement relating to the Merger and this Agreement, (ii) obtain and furnish the information required to be included by the SEC in the Proxy Statement, (iii) cause the Proxy Statement and the prospectus to be included in the Registration Statement, including any amendment or supplement thereto, to be mailed to its stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC, and (iv) use all reasonable efforts to obtain the necessary approval of the Merger and this Agreement by its stockholders. The Company shall not file with or supplementally provide to the SEC or mail to its stockholders the Proxy Statement or any amendment or supplement thereto without Parent's prior consent. The Company shall allow Parent's full participation in the preparation of the Proxy Statement and any amendment or supplement thereto and shall consult with Parent and its advisors concerning any comments from the SEC with respect thereto.

          (c) The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger by the stockholders of the Company, except to the extent that the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger.

          (d) Parent and the Company shall, as promptly as practicable, make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the Regulations thereunder and under applicable Blue Sky or similar securities Laws, and shall undertake all reasonable efforts to obtain required Approvals with respect thereto.

     6.2  Meeting of Company Stockholders.
          -------------------------------

          (a) The Company shall promptly after the Execution Date take all action necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call, give notice of and (unless Parent requests otherwise) hold the Company Stockholders' Meeting as soon as practicable following the date upon which the Registration Statement becomes effective and shall consult with Parent in connection therewith.

          (b) Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to a future date specified by Parent) the Company Stockholders' Meeting without the consent of Parent. The Board of Directors of the Company has declared that this Agreement is advisable and shall recommend that this Agreement and the transaction contemplated hereby be approved and authorized by the stockholders of the Company and shall include in the Registration Statement and Proxy Statement a copy of such recommendations. The Board of Directors of the Company shall submit this Agreement to the stockholders of the Company, whether or not the Board of Directors of the Company at any time changes, withdraws or modifies its recommendation. The Company shall solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL and its Certificate of Incorporation to authorize the Merger. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Stockholders' Meeting as required by this Section 6.2, shall not be affected by the withdrawal, amendment or modification of the Board of Directors' recommendation of the Merger and this Agreement, and (ii) the Company agrees that its obligations under this Section
6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

     6.3  Access to Information; Confidentiality.
          --------------------------------------

          (a) Upon reasonable notice, the Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties, books, contracts, commitments, records and personnel as Parent may reasonably request, and each party shall make available to the other party the appropriate individuals for discussion of such party's business, properties and personnel as the other party may reasonably request. No investigation pursuant to this Section 6.3(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

          (b) Parent shall keep all information obtained pursuant to Section 6.3(a) confidential in accordance with the terms of the Letter of Intent dated July 6, 2001(the "Letter of Intent"), between Parent and the Company. Anything contained in the Letter of Intent to the contrary notwithstanding, the Company and Parent hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 6.7.

     6.4  All Reasonable Efforts; Further Assurances.
          ------------------------------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby. The Company and Parent (together with their respective Affiliates, as applicable) shall use all reasonable efforts to:

               (i) obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications or Orders (including all regulatory rulings and approvals), required to be obtained by either of Parent or the Company;

               (ii) make all filings (including, without limitation, all filings with governmental or regulatory agencies) under applicable Law required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby and thereby, including the Merger (in connection with which Parent and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith);

               (iii) furnish all information required for any application or other filing to be made pursuant to any applicable law or any applicable Regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement; and

               (iv) lift, rescind or mitigate the effects of any Order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby and thereby and to prevent, with respect to any threatened injunction, restraining order or other Order, the issuance or entry thereof;

provided, however, that neither Parent nor any of its Affiliates shall be under
--------  -------
any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets, material in nature or amount, of Parent or any of its Affiliates or the Company, or the holding separate of the Company Shares or imposing or seeking to impose any material limitation on the ability of Parent to conduct its business or own such assets or to acquire, hold or exercise full rights of ownership of the Company Shares or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which, in the reasonable judgment of Parent, might result in a limitation of the benefit expected to be derived by Parent as a result of the transactions contemplated hereby or might adversely affect the Company or Parent or any of Parent's Affiliates; and, provided, further, however, that if Parent terminates this Agreement because of the occurrence of an event described in (x) or (y) of this Section 6.4(a), then Parent shall pay the Stipulated Expenses of the Company. No party hereto will take any action, which results in any of the representations or warranties made by such party pursuant to Articles II, III or IV, as the case may be, becoming untrue or inaccurate in any material respect.

          (b) Parent and the Company shall use all reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VII, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated.

     6.5  SEC Filings by Parent.  From and after the Execution Date and through
          ---------------------
the Effective Time, Parent shall timely file all reports required to be filed by it with the SEC under the Securities Act and the Exchange Act, and, immediately upon any such filing, Parent will provide a copy of the same to the Company and its counsel.

     6.6  Notification of Certain Matters.
          -------------------------------

          (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6
--------  -------
shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger, (iii) any Litigation, relating to or involving or otherwise affecting the Company or the Parent that relates to the consummation of the Merger, (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any contract which is material to Parent or any Material Agreement of the Company, and (v) any change that is reasonably likely to have a Material Adverse Effect on the Company or Parent or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

          (c) Each of the Company and Parent shall give any notices to third Persons, and use all reasonable efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby, or (iii) required to prevent a Material Adverse Effect on the Company or Parent from occurring. If any party shall fail to obtain any such consent from a third Person, such party shall use all reasonable efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

     6.7  Public Announcements.  Parent and the Company shall consult with and
          --------------------
obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     6.8  Takeover Laws.  If any form of anti-takeover statute, regulation or
          -------------
charter provision or contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated hereby.

     6.9  Existing Registration Rights Agreements.  The Company shall use its
          ---------------------------------------
commercially reasonable efforts to take such actions as are reasonably necessary to terminate the Existing Registration Rights Agreements on or before the Closing Date.

     6.10 Release Agreements.  The Company shall use its commercially reasonable
          ------------------
efforts, on behalf of Parent and pursuant to the request of Parent, to cause each Consenting Company Stockholder to execute and deliver to Parent a written release and waiver satisfactory in form and substance to Parent in its sole discretion and in substantially the form attached hereto as Exhibit I (the
                                                            ---------
"Release Agreements"), dated as of the Effective Time, providing for, among other things, release of the Company, Parent and the Surviving Corporation and their respective Affiliates from any and all claims, known and unknown, that such Person has or may have against such Persons through the Effective Time.

     6.11 Maintenance, Prosecution and Filing Obligations.  Until the Effective
          -----------------------------------------------
Time, the Company shall pay the costs of preparation for filing, prosecution, and maintenance of all Intellectual Property Rights as required, shall continue diligently to file and prosecute patent applications and maintain existing patents, and shall not permit the lapse of any filings following the Execution Date.

     6.12 Employee Benefits.
          -----------------

          (a) Parent agrees that individuals who are employed by the Company immediately prior to the Effective Time shall become employees of the Surviving Corporation upon the Effective Time (each such employee who chooses to continue his or her employment with the Surviving Corporation, a "Company Employee"); provided, however, that this Section 6.12 shall not be construed to limit the
--------  -------
ability of the Company or any of its Subsidiaries to terminate the employment of any Company Employee at any time, nor restrict in any way the right of any employee to so terminate the employment relationship at any time.

          (b) Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility (including service and waiting period requirements) and vesting under any employee benefit plans or arrangements maintained by the Parent or the Surviving Corporation in which the Company Employees are eligible to participate or to be covered after the Effective Time, for such Company Employees' service with the Company to the same extent recognized by the Company immediately prior (as clearly reflected in Company personnel records) to the Effective Time.

          (c) Parent will, or will cause the Surviving Corporation to, use its commercially reasonable efforts to obtain from any insurance carrier an agreement to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans of Parent or the Surviving Corporation in which Company Employees are eligible to participate or to be covered after the Effective Time, other than limitations, waiting periods or service requirements that are already in effect with respect to such Company Employees and that have not been satisfied under any welfare plan previously maintained for the Company Employees, and (ii) provide each Company Employee with credit for any documented co-payments and deductibles paid in the calendar (or plan) year in which the Effective Time occurs under the welfare benefit plans of the Company or the Surviving Corporation (as shown on the Company's or the Surviving Corporation's records) in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans of Parent or Parent in which Company Employees are eligible to participate or to be covered in the year in which the Effective Time occurs.

     6.13 Listing.  Parent shall use its best commercial efforts to cause the
          -------
Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market prior to or at the Effective Time.

     6.14 Registration of Shares Issued in the Merger.
          -------------------------------------------

          (a)  Registrable Shares.  For purposes of this Agreement, "Registrable
               ------------------
Shares" shall mean the shares of Parent Common Stock issued to the Company Stockholders in accordance with Section 1.6 of this Agreement and held by Affiliate Stockholders, including any and all Escrow Shares attributable to the Affiliate Stockholders, other than shares of Parent Common Stock that may be sold in accordance with Rule 145 or under Rule 144(k) of the Securities Act, together with (i) any securities issued or issuable to the Affiliate Stockholders upon the exchange of any such Parent Common Stock and (ii) any other security issued as a dividend or other distribution with respect to such Parent Common Stock.

          (b)  Required Registration; Additional Obligations of Parent.
               -------------------------------------------------------

               (i) Within one hundred twenty (120) days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-3 or other comparable form which form Parent is eligible to use, covering the resale of the Registrable Shares held by those Company Stockholders who are affiliates (as defined in the Securities Exchange Act) of the Company as of the Effective Time or their permitted distributees (collectively, "Affiliate Stockholders"). Parent shall use reasonable commercial efforts to cause the Registration Statement on Form S-3 (the "Resale Registration Statement") and all registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or Blue Sky laws and compliance with any other applicable governmental requirements or regulations) as the Affiliate Stockholders may reasonably request and that would permit or facilitate the sale of Registrable Shares to become effective as soon as practicable and in any event within one hundred eighty (180) days after the Effective Time; provided, however, that Parent shall not be required in
                --------  -------
connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction. Parent will provide the Affiliate Stockholders upon request with as many copies of the prospectus contained in the Resale Registration Statement as the Affiliate Stockholders may reasonably request.

               (ii) Parent shall (i) furnish to each Affiliate Stockholder, such number of copies of any prospectus (including and preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Affiliate Stockholder may reasonably request in order to effect the offering and sale of the shares of Parent Common Stock to be offered and sold, but only while Parent shall be required under the provisions of this Agreement to cause the Resale Registration Statement to remain current; (ii) notify each Affiliate Stockholder upon the happening of any event as a result of which the prospectus included in the Resale Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing and thereafter promptly take action to correct the misstatement or omission; (iii) so long as the Resale Registration Statement remains effective, promptly furnish to each Affiliate Stockholder such number of copies of any supplement, to such prospectus as may have been filed by Parent; (iv) notify each Affiliate Stockholder, shortly after it shall receive notice thereof, of the date and time the Resale Registration Statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of the Resale Registration Statement has been filed; (v) notify each Affiliate Stockholder promptly after it obtains knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Resale Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

          (c)  Effectiveness; Suspension Right.
               -------------------------------

               (i) From and after the effectiveness of the Resale Registration Statement as contemplated by Section 6.14(b), Parent will use its best efforts to maintain such effectiveness and other applicable registrations, qualifications and compliances until the earlier of (A) such time as the Affiliate Stockholders may sell all of the Registrable Shares held by them without registration pursuant to Rule 144(k) or in accordance with Rule 145 under the Securities Act or (B) such time as all of the Registrable Shares have been sold by the Affiliate Stockholders (the "Registration Effective Period"), and from time to time Parent will amend or supplement the Resale Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

               (ii) Following the Registration Statement Effective Date, the Affiliate Stockholders will be permitted, subject to the Suspension Right (as defined in paragraph (iii) below) to offer and sell Registrable Shares during the Registration Effective Period pursuant to the Resale Registration Statement provided that the Resale Registration Statement remains effective and no stop order or suspension of the use of the Resale Registration Statement has been imposed by the SEC.

               (iii) Subject to the provisions of this Section 6.14, Parent shall have the right at any time to require that the Affiliate Stockholders suspend further open market offers and sales of Registrable Shares whenever, and for so long as, in the reasonable judgment of Parent after consultation with counsel there is in existence material undisclosed information or events with respect to Parent (the "Suspension Right"). In the event Parent exercises the Suspension Right, such suspension will continue for that minimal period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Parent and its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Parent after consultation with counsel. Parent will promptly give the Affiliate Stockholders notice of any such suspension and will use its best efforts to limit the length of the suspension to ten (10) days. Notwithstanding any other provision of this
Section 6.14, such suspension shall not exceed twenty (20) days or be exercised more than two (2) times during the period when the Resale Registration Statement is effective. In addition, during any period when a suspension is in effect hereunder, Parent will suspend the use of, and not file, any other registration statements.

          (d)  Expenses.  Parent shall bear all costs and expenses of
               --------
registration under this Section 6.14, including, without limitation, printing expenses, legal fees and disbursements of counsel for Parent, legal fees and disbursements (not to exceed $25,000 in aggregate) of one counsel for the Affiliate Stockholders, Blue Sky expenses, accounting fees and filing fees, but excluding underwriting commissions or similar charges in connection with the resale of the Registrable Shares.

          (e)  Indemnification.
               ---------------

               (i) To the fullest extent permitted by Law, Parent will indemnify and hold harmless the Affiliate Stockholders, each underwriter of Parent Common Stock being sold by such Affiliate Stockholders pursuant to this
Section 6.14 and each Person, if any, who controls the Affiliate Stockholders or underwriter within the meaning of the Securities Act or the Exchange Act (for purposes of this Section 6.14(e) only, an "Affiliate Stockholder Indemnified Person") against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other Law and, except as hereinafter provided, will promptly reimburse as incurred the Affiliate Stockholder Indemnified Persons for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 6.14 or any post-effective amendment thereto, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by Parent of any rule or regulation promulgated under the Securities Act or the Exchange Act applicable to Parent and relating to action or inaction required of Parent in connection with such registration; provided, however, that
                                                         --------  -------
Parent shall not be liable to any such Affiliate Stockholder Indemnified Person in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to Parent by the Affiliate

Stockholder Indemnified Person specifically for use in connection with such registration statement and prospectus or post-effective amendment.

                    (ii) To the fullest extent permitted by law, the Affiliate Stockholders will, severally and not jointly, indemnify Parent, each Person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act, each director of Parent and each officer of Parent who signs the Resale Registration Statement and each underwriter of Parent Common Stock (for purposes of this Section 6.14(e) only, a "Parent Indemnified Person") against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other Law, and, except as hereinafter provided, will promptly reimburse such Parent Indemnified Person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section
6.14 or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to Parent by the Affiliate Stockholders specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of each of
                             --------  -------
the Affiliate Stockholders hereunder shall be limited to an amount equal to the net after tax proceeds actually received by such Affiliate Stockholder from the sale of such Affiliate Stockholder's Registrable Shares as contemplated herein.

                    (iii) Each Company Indemnified Person or Parent Indemnified Person entitled to indemnification under this Section 6.14 (an "Indemnified Person") shall give notice to the party required to provide indemnification (the "Indemnifying Person") promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Person to assume and control the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld), and the Indemnified Person may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this Section 6.14 except to the extent the Indemnifying Person is materially prejudiced thereby. No Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Person of a complete release from all liability in respect to such claim or litigation. Each Indemnified Person shall furnish such information regarding itself or the claim in question as an Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                    (iv) To the extent that the indemnification provided for in this Section 6.14 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Person, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Person on the one hand and of the Indemnified Person on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Person and of the Indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Person or by the Indemnified Person and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     6.15  Covenants for Tax-Free Status.  Prior to the Effective Time, each
           -----------------------------
party shall use all commercially reasonable efforts to cause the Merger to qualify as a tax free reorganization within the meaning of Section 368(a) of the Code, and will not take any action reasonably likely to cause the Merger not to so qualify.

     6.16  Stockholder Agreements; Stockholder Appointment Letter.  The Company
           ------------------------------------------------------
will use commercially reasonable efforts to (a) cause all Consenting Company Stockholders to execute and deliver to Parent a Stockholders Agreement in the form attached hereto as Exhibit G-1 (the "Stockholders Agreement") not later
                        -----------
than ten (10) Business Days after the Execution Date and (b) cause all Company Stockholders to execute a Stockholder Appointment Letter in the form attached hereto as Exhibit G-2 (the "Appointment Letter"), not later than three (3)
          -----------
Business Days before the Effective Time.

     6.17  Accountant's Letters.
           --------------------

           (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent a "comfort" letter of Deloitte & Touche LLP, dated a date within two Business Days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory and customary in scope and substance for letters delivered by Deloitte & Touche and other independent public accountants in connection with registration statements similar to Form S-4.

           (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a "comfort" letter of KPMG LLP, dated a date within two Business Days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to Form S-4.

           (c) Parent shall reimburse the Company for fifty percent (50%) of the cost incurred by the Company in obtaining the comfort letter under Section 6.17(a).

     6.18  Helix Transaction.  The Company shall use commercially reasonable
           -----------------
efforts to (i) sell all of the assets and liabilities or stock of its subsidiary Helix Biotech, Ltd. ("Helix"), organized under the laws of Canada (the "Helix Transaction"); (ii) deliver to Parent a release in form and substance reasonably satisfactory to Parent for the benefit of Parent from the Buyer of Helix; and
(iii) sell or dissolve Genomics/Lifecodes Canadian Acquisition Corp., the parent of Helix, in connection therewith.

     6.19  Payment of Transfer Taxes.  All transfer, documentary, sale, use,
           -------------------------
registration, value-added and similar Taxes, including any penalties, interest and additions incurred in connection with this Agreement and the transactions contemplated herein shall be paid by Parent.

     6.20  Company Employees; Offer Letters.  The Company shall cooperate with
           --------------------------------
Parent to assist Parent in employing each of the employees of the Company listed in Schedule 6.20 pursuant to an offer letter from Parent. Each such offer letter shall provide, inter alia, for the termination of any non-competition provision
               ----- ----
between Parent and such employee in the event that such employee is terminated without cause (as defined in such offer letter) by Parent.

                                  ARTICLE VII

                             CONDITIONS OF MERGER

     7.1  Conditions to Obligation of Each Party to Effect the Merger.  The
          -----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the party entitled to the benefit thereof, in whole or in part, the extent permitted by applicable Law:

          (a)   Stockholder Approval.  This Agreement and the Merger shall have
                --------------------
been authorized by the requisite vote of the stockholders of the Company in accordance with the provisions of the DGCL and the Certificate of Incorporation and bylaws of the Company.

          (b)   Regulatory Approvals.  All approvals and consents of applicable
                --------------------
Courts and/or Governmental Authorities required to consummate the Merger shall have been received, except for such approvals and consents, the failure of which to have been so received, shall not have a Material Adverse Effect.

          (c)   No Injunctions or Restraints; Illegality.  No temporary
                ----------------------------------------
restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect which is non-appealable, nor shall any proceeding brought by any administrative agency or commission or other Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (d)   No Order.  No Court or Governmental Authority having
                --------
jurisdiction over the Company or Parent shall have enacted, issued, promulgated, enforced or entered any Law,

Regulation or Order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement without an opportunity for appeal by either party.

          (e)   Effectiveness of the Registration Statement.  The Registration
                -------------------------------------------
Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated; and no similar proceeding in respect of the Proxy Statement shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

          (f)   NASDAQ.  The shares of Parent Common Stock issuable to the
                ------
stockholders of the Company pursuant to this Agreement shall have been approved for listing on NASDAQ subject to official notice of issuance.

     7.2  Additional Conditions to Obligations of Parent and Merger Sub.  The
          -------------------------------------------------------------
obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions, any or all of which may be waived by Parent and Merger Sub, in whole or in part, to the extent permitted by applicable Law:

          (a)   Representations and Warranties.  The representations and
                ------------------------------
warranties of the Company contained in this Agreement and the Related Agreements shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement (including the Company Disclosure Schedule), (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date; and Parent shall have received a certificate to such effect signed by the President of the Company.

          (b)   Agreements and Covenants.  The Company shall have performed or
                ------------------------
complied in all material respects with all agreements and covenants required by this Agreement and the Related Agreements to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate to such effect signed by the President of the Company.

          (c)   Third Party Consents.  Parent shall have received evidence, in
                -------------------
form and substance reasonably satisfactory to it, that those licenses, Permits, consents, waivers, approvals, authorizations, qualifications or Orders (including all United States and foreign governmental and regulatory rulings and approvals) of Governmental Authorities and other third parties described in
Section 2.5(a) or (b) of the Company Disclosure Schedule (or not described in
Section 2.5(a) or (b) of the Company Disclosure Schedule but required as described in Section 2.5(a) or (b) of this Agreement) have been obtained, except where failure to have been so obtained, either individually or in the aggregate, shall not have a Material Adverse Effect.

          (d)   No Material Adverse Effect.  From and including the Execution
                --------------------------
Date, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.

          (e)   Certificate of Merger.  The Company shall have executed and
                ---------------------
delivered the Certificate of Merger.

          (f)   Opinion of Counsel to the Company.  Parent shall have received
                ---------------------------------
the opinion of Wiggin & Dana LLP, dated as of the Effective Time, substantially in the form of Exhibit D.
               ---------

          (g)   Related Agreements.  Each of the Related Agreements shall be in
                ------------------
full force and effect as of the Effective Time and become effective in accordance with the respective terms thereof, and the actions required to be taken thereunder by the parties thereto immediately prior to the Effective Time shall have been taken, and each Person who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement.

          (h)   Company Affiliate Agreements.  Each of the Persons identified in
                ----------------------------
Schedule 7.2(h) shall have executed and delivered an Affiliate Agreement substantially in the form of Exhibit A attached hereto (the "Affiliate
                             ---------
Agreement") with Parent which shall be in full force and effect.

          (i)   Releases.  Parent shall have received Releases substantially in
                --------
the form of Exhibit C executed and delivered by each Consenting Company
            ---------
Stockholder.

          (j)   Dissenting Shares.  The Dissenting Shares shall comprise less
                -----------------
than 5% of the issued and outstanding Company Shares.

          (k)   Stockholder Agreement and Stockholder Appointment Letter.  Each
                --------------------------------------------------------
of the Consenting Company Stockholders shall have executed and delivered to Parent a Stockholder Agreement. Each Consenting Company Stockholder shall have executed and delivered to Parent a Stockholder Appointment Letter, in substantially the form attached hereto as Exhibit G-2.
                                          -----------

          (l)   Lock-Up Agreement.  Each of the Consenting Company Stockholders
                -----------------
shall have entered into a Lock-Up Agreement substantially in the form of Exhibit
                                                                         -------
J attached hereto (the "Lock-Up Agreement").
-

          (m)   Sale of Medical Molecular Diagnostics.  The Company shall have
                -------------------------------------
provided Parent with evidence in form and substance reasonably satisfactory to Parent that the Company has sold all of the assets and liabilities or stock of its subsidiary Medical Molecular Diagnostics GmbH ("MMD"), organized under the laws of Germany other than those assets related to the Turkish repository database (which assets shall be retained by the Company or purchased by Affiliate Stockholders of the Company) (the "MMD Transaction"), and shall have delivered to Parent a release in form and substance reasonably satisfactory to Parent for the benefit of Parent from the buyer of MMD and from Gerhard Ehninger and Claude Buller in connection therewith.

          (n)   Supply Agreement.  Medical Molecular Diagnostics GmbH or any
                ----------------
successor thereof shall have entered into a Supply Agreement with Parent covering the supply by Parent of certain consumables and providing, inter alia, for the payment to Parent of a minimum of $3,000,000 in net proceeds over a three (3) year term, which agreement shall have a minimum term of three years, in substantially the form attached hereto as Exhibit K.
                                             ---------

          (o)   Certificate of Payment.  The Company shall provide Parent with a
                ----------------------
balance sheet reflecting the Company's payment of all of the Excluded Liabilities, accompanied with a certificate of the President and Treasurer of the Company certifying the same.

          (p)   Bonuses.  The Company shall have provided Parent with evidence
                -------
in form and substance reasonably satisfactory to Parent that the aggregate amount of Bonuses do not exceed $740,000 in the aggregate.

          (q)   Severance Agreement.  Walter Fredericks shall have entered into
                -------------------
a Separation and Consulting Agreement with Parent in substantially the form attached hereto as Exhibit H.
                   ---------

          (r)   Termination of 401(k) Plan.  The Company shall, at Parent's
                --------------------------
request, which request shall be made within a reasonable period of time prior to the Effective Time, have taken all actions necessary to terminate the 401(k) Plan maintained by the Company (the "Company 401(k) Plan") prior to the Effective Time, including, but not limited to the following: (i) preparation of any and all amendments necessary to maintain the tax-qualified status of the Company 401(k) Plan under the Code upon termination thereof and to comply with the requirements of ERISA, (ii) preparation and distribution of notices in connection with the termination of the Company 401(k) Plan to participants or government agencies or authorities required by the Code or ERISA, (iii) filing an Application for Determination upon Termination with the Internal Revenue Service ("IRS"). If Parent requests the termination of the Company 401(k) Plan hereunder, the employees of the Company as of the date after the Effective Time shall, contingent upon the termination of the Company 401(k) Plan, commence participation in the Parent's 401(k) Plan, subject to its terms and conditions of eligibility and participation except as otherwise provided in this Agreement, as of the day after the Effective Time.

          (s)   Proposed Compensation Increases. Parent shall have approved all
                -------------------------------
Proposed Compensation Increases.

          (t)   Opinion of Special Counsel to Company and Certain Company
                ---------------------------------------------------------
Subsidiaries. To the extent the Helix Transaction has not been consummated as of
------------
the Effective Time, Parent shall have received the opinion of special counsel to the Company and Helix dated as of the Effective Time in a form reasonably satisfactory to Parent.

          (u)   MMD Tax Liability.  Parent shall have received an opinion of
                -----------------
special counsel or accountants to the Company and MMD in form and substance reasonably satisfactory to Parent which describes the potential tax liability of MMD under German law through the Effective Time.

          (v)   Termination of Company Stock Plans.  Company shall have
                ----------------------------------
terminated all Company Stock Plans.

     7.3  Additional Conditions to Obligations of the Company. The obligation of
          ---------------------------------------------------
the Company to effect the Merger is also subject to the following conditions, any or all of which may be waived by Company, in whole or in part, to the extent permitted by applicable Law:

          (a)   Representations and Warranties. The representations and
                ------------------------------
warranties of Parent and Merger Sub contained in this Agreement and the Related Agreements shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date; and the Company shall have received a certificate to such effect signed by the Senior Vice President, Chief Operating Officer and Chief Financial Officer of Parent.

          (b)   Agreements and Covenants. Parent and Merger Sub shall have
                ------------------------
performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Senior Vice President, Chief Operating Officer and Chief Financial Officer of Parent.

          (c)   Certificate of Merger. Merger Sub shall have executed and
                ---------------------
delivered the Certificate of Merger.

          (d)   Opinion of Counsel to Parent. The Company shall have received
                ----------------------------
the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. dated as of the Effective Time, substantially in the form of Exhibit E.
                                                 ---------

          (e)   Third Party Consents.  The Company shall have received evidence,
                --------------------
in form and substance reasonably satisfactory to it, that any actions required to be taken or consents or approvals obtained, as described in Section 3.4 hereof, have been taken or obtained, except where the failure to do so, either individually or in the aggregate, shall not have a Material Adverse Effect.

          (f)   No Material Adverse Effect.  From and including the Execution
                --------------------------
Date, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on Parent; provided, however, that no change in the market price of Parent Common Stock shall constitute a Material Adverse Effect.

          (g)   Related Agreements.  Each of the Related Agreements shall be in
                ------------------
full force and effect as of the Effective Time and become effective in accordance with the respective terms thereof, and the actions required to be taken thereunder by the parties thereto immediately prior to the Effective Time shall have been taken, and each Person who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement.

          (h)   Pay-off of First Union National Bank.  Parent shall have paid
                ------------------------------------
off the Revolving Promissory Note issued by Company in favor of First Union National Bank in an aggregate principal amount of $3.7 million dated March 31, 1998 and the Term Promissory Note issued by Company in favor of First Union National Bank in an aggregate principal amount of $1.3 million dated March 31, 1998 pursuant to the Credit Agreement between Company and First Union National Bank dated March 31, 1998 as amended by the First Amendment to Credit Agreement between Lifecodes Corporation and First Union Bank dated April 27, 1999; and further amended by the Second Amendment Agreement among Lifecodes Corporation, Cellmark Diagnostics, Inc., Medical Molecular Diagnostics GmbH, International Support for Bone Marrow Drives, Ltd., Genomics/Lifecodes Canadian Acquisition Corp., Lifecodes Europe BVBA, Helix Biotech ULC and First Union National Bank dated August 8, 2000, and by the Modification to Promissory Notes and Loan Agreement and Reaffirmance of Guaranty, dated as of April 1, 2001, by and between First Union National Bank, Lifecodes Corporation, Cellmark Diagnostics, Inc., Medical Molecular Diagnostics GmbH, International Support for Bone Marrow Drives, Ltd., Genomics/Lifecodes Canadian Acquisition Corp., and Helix Biotech, ULC.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1  Termination.  This Agreement may be terminated and the Merger
          -----------
contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Company Stockholders:

          (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

          (b) By either Parent or the Company if the Merger shall not have been consummated on or before December 31, 2001; provided, that, the right to
                                                 --------  ----
terminate this Agreement under this Section 8.1 shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; or

          (c) By either Parent or the Company, if a Court of competent jurisdiction or Governmental Authority, regulatory or administrative agency or commission shall have issued an Order or ruling or taken any other action, in each case which has become final and non-appealable which prohibits the Merger; or

          (d) By either Parent or the Company, if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company to authorize this Agreement or the Merger shall not have been obtained; or

          (e) By Parent, if the Board of Directors of the Company or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger, (ii) failed to present and recommend the authorization of this Agreement and the Merger to the Company Stockholders, or withdrawn or modified, or proposed to withdraw or modify, in any manner adverse to Parent, its recommendation of the Merger, this Agreement or the transactions contemplated hereby, (iii) upon request by Parent to reaffirm the approval and recommendation of the Merger, failed to do so within five (5) Business Days after such request is made, or (iv) resolved or announced the intention of the Company to do any of the foregoing; or

          (f) By Parent, if neither of Parent or Merger Sub is in material breach of its obligations under this Agreement, and if (i) there has been a material breach at any time by the Company of any of its representations and warranties hereunder such that Section 7.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(f)), or (ii) there has been the willful breach on the part of the Company of any of its covenants or agreements contained in this Agreement or any Related Agreement such that Section 7.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(f)), and, in both case
(i) and case (ii), such breach (if curable) has not been cured within 10 Business Days after written notice from Parent to the Company; or

          (g) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) there has been a breach at any time by Parent or Merger Sub of any of their respective representations and warranties hereunder such that Section 7.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(g)), or (ii) there has been the willful breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement or any Related Agreement such that Section 7.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 10 Business Days after written notice from the Company to Parent.

     8.2  Effect of Termination.  Except as provided in this Section 8.2, in the
          ---------------------
event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than Sections 8.2 and 8.3, which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent and Merger Sub, on the one hand, or the Company and the Company Stockholders, on the other hand, or any of their respective officers or directors (as the case may be), to the other parties, and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement. No termination of this Agreement shall affect the confidentiality obligations of the parties contained in the Letter of Intent, which shall survive the termination of the Agreement.

     8.3  Fees and Expenses.
          -----------------

          (a) Except as set forth in this Section 8.3 or in Section 6.17(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b)  In the event that any of the following occurs:

               (i)    Parent terminates this Agreement pursuant to Section
          8.1(e);

               (ii) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) hereof and, at any time prior to such termination or prior to the Company Stockholders' Meeting, the Company shall have made, proposed, communicated or disclosed, in a manner which is or otherwise becomes public or becomes known by stockholders of the Company, an intention to consummate any Acquisition Proposal (whether or not such Acquisition Proposal or any announcement or agreement relating to such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Company Stockholders' Meeting); or

               (iii) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) or (e) hereof, and the Company shall have entered into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in connection with any Acquisition Proposal or any Acquisition Proposal shall be consummated, in either case within twelve (12) months following termination of this Agreement;

     then, the Company shall pay to Parent (A) in the case a termination described in clause (i) or (ii) above, simultaneously with such termination of this Agreement, a fee in cash equal to $1,000,000, plus the amount of Parent's Stipulated Expenses (collectively, the "Termination Fee"), which Termination Fee shall be payable by wire transfer of immediately available funds.

          (c) If this Agreement is terminated pursuant to Section 8.1(f), then the Company shall reimburse Parent for all of Parent's Stipulated Expenses not later than two (2) Business Days after demand therefor.

          (d) As used in this Agreement, the term "Stipulated Expenses" shall mean those reasonable fees and expenses actually incurred by either Parent or the Company, as the case may be, in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including (i) reasonable fees and expenses of counsel, investment bankers, accountants, experts, consultants and other representatives engaged by such party in connection with such party's efforts to consummate the Merger, and (ii) reasonable travel costs and expenses directly incurred by such party's personnel, in investigating the other party and planning for and pursuing the Merger.

          (e) The respective remedies provided in this Section 8.3 in connection with a termination of this Agreement by Parent pursuant to Section 8.1(e), (i) or (f) shall be the exclusive remedies available to Parent in the event of such a termination.

     8.4  Amendment.  This Agreement may be amended by an instrument in writing
          ---------
signed by all of the parties hereto at any time prior to the Effective Time.

     8.5  Waiver.  At any time prior to the Effective Time, any party hereto may
          ------
extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                            INDEMNIFICATION; ESCROW

     9.1  Survival.  All representations and warranties of the parties in this
          --------
Agreement, in the Related Agreements or in any other agreement, instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and shall expire on the later of
(i) the fifteen (15) month anniversary of the Closing and (ii) the date of expiration of any escrow applicable to the MMD Transaction agreed to by the parties thereto (the "Expiration Date"), except that (a) claims, including any claims attributable to any Excluded Liabilities incurred by Parent or Merger Sub, if any, asserted in writing prior to such first anniversary identified as a claim for indemnification pursuant to this Article IX shall survive until finally resolved and satisfied in full if the party entitled to indemnification prevails in establishing its right to indemnification and (b) claims, if any, which are based upon fraud or intentional misrepresentation shall survive for the full period of the applicable statute of limitations, until finally resolved and satisfied in full if asserted on or prior to such anniversary date if the party entitled to indemnification prevails in establishing its right to indemnification.

     9.2  Indemnification.
          ---------------

          (a) Each of the Company Stockholders shall severally, but not jointly, indemnify, defend and hold harmless Parent and the Surviving Corporation and their respective officers, directors, employees and stockholders (other than the Company Stockholders and their successors in interest) and their successors and assigns, from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character ("Damages") and (b) Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the Company Stockholders, from, against and with respect to any Damages arising out of or in any manner incident, relating or attributable to:

               (i) any material inaccuracy in any representation or material breach of warranty by an indemnifying party contained in this Agreement, any Related Agreement or in any certificate, instrument of transfer or other document or agreement executed in connection with this Agreement or otherwise made or given in connection with this Agreement;

               (ii) any failure by an indemnifying party to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement, any Related Agreement or under any certificates or other documents or agreements executed in connection with this Agreement;

               (iii)  in the case of clause (a) above, the Excluded Liabilities.

               (iv) in the case of clause (b) above, arising out of reliance by any Company Stockholder on the Parent SEC Documents.

     9.3  Claims for Indemnification.
          --------------------------

          (a) In the event of the occurrence of any event which any party asserts is an indemnifiable event pursuant to this Article IX, the party claiming indemnification (the "Indemnified Party") shall provide prompt notice to the party required to provide indemnification (the "Indemnifying Party"), specifying in detail the facts and circumstances with respect to such claim and the basis for which indemnification is available hereunder. If such event involves the claim of any third party, the Indemnifying Party shall have the right to control the defense or settlement of such claim; provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense, (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a complete release from all liability in respect to such claim or litigation, (iii) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, and shall assume all expense with respect to, the defense or settlement of any claim to the extent such claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party; provided, that, the Indemnified Party shall provide written notice to the
--------  ----
Indemnifying Party of its election to assume control over the defense of such claim pursuant to this clause (iii), and (iv) if the Indemnifying Party is entitled to but fails to assume control over the defense of a claim as provided in this Section 9.3, providing that Damages associated with such claim are covered by the indemnity provisions of Section 9.2, the Indemnified Party shall have the right to defend such claim, provided further that the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (which approval shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would imposed against the Indemnifying Party.

          (b) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article IX, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

     9.4  Threshold with Respect to Indemnification.  No claim by Parent (on
          -----------------------------------------
behalf of itself and the Surviving Corporation, as the case may be) shall be made against the Company Stockholders for indemnification pursuant to this
Article IX with respect to any item of Damages arising out of, relating to or attributable to this Agreement or the transactions contemplated hereby, unless such item, together with the aggregate of all prior Damages of Parent and its Affiliates for which indemnification could be sought pursuant to this Article IX, shall exceed $50,000, in which event Parent shall be entitled, subject to the provisions of this Article IX, to make claims for indemnification hereunder to the extent of any and all such Damages.

     9.5  Limitations on Indemnification.  The indemnification obligations of
          ------------------------------
any Company Stockholder hereunder shall be limited to an amount equal to the net after Tax proceeds actually received by such Company Stockholder from the sale of such Company Stockholders' Registrable Shares.

     9.6  Exclusive Remedy.  Except for equitable remedies, each of the parties
          ----------------
hereto agrees that its sole and exclusive remedy after the Effective Time with respect to any and all claims relating to this Agreement and the transactions provided for herein or contemplated hereby, shall be pursuant to the indemnification provisions contained in this Article IX.

     9.7  Escrow Arrangements.
          -------------------

          (a) On the Effective Time, the Company Stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Shares plus any additional shares as may be issued with respect to the Escrow Shares upon any stock split (including a stock split effected through a dividend of stock) or recapitalization effected by Parent after the Effective Time, without any act of any Company Stockholders. Within five (5) Business Days after the Effective Time, the Escrow Shares, without any act of any Company Stockholders, will be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit F. The
                                                              ---------
Escrow Fund shall be available to fund the indemnification of Parent and the Surviving Corporation with respect to Damages incurred by Parent and the Surviving Corporation after the Effective Time.

          (b) Subject to the terms of the Escrow Agreement, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate on the Expiration Date.

                                   ARTICLE X

                              GENERAL PROVISIONS

     10.1 Individuals Subject to an Agreement Not to Compete.
          --------------------------------------------------

          (a) Each of the individuals listed on Schedule 10.1 agrees that for a period of two (2) years after the Closing Date, and so long as Parent or Surviving Corporation are not in default hereunder, he or she will not, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, that is engaged in any manner in or otherwise competes with the services and business of the Company, any Company Subsidiary, as conducted immediately prior to the Effective Time, in any state in the United States or any foreign country in which the Company, or Company Subsidiary is then doing business; provided, however, that (i) the ownership of not more than five (5%) of the stock of any publicly traded corporation shall not be deemed a violation of this covenant, and (ii) holding a position in a college, university or other academic institution in which research is conducted by other Persons in other laboratories that may be competitive with the business of the Company or Parent shall not be deemed a violation of this covenant.

     A business will be deemed to "compete with the services and business" of the Company or any Company Subsidiary only to the extent that one of its principal businesses is providing DNA testing products or services for human paternity and forensic identification and for genetic typing of potential donors and recipients of bone marrow and organ transplants; provided, however, that the
                                                     --------  -------
businesses of MMD and Helix conducted as of the Execution Date shall not be deemed to be businesses which compete with the services and business of Parent for purposes of this Section 10.1; and provided, further, however, with respect
                                       --------  -------  -------
to Walter O. Fredericks only, the business of Deutsche Knochenmarkspenderdatei gemeinnutzige GmbH shall not be deemed to be businesses which compete with the services and business of Parent for purposes of this Section 10.1. For purposes of this definition, a "principal business" of an entity shall mean a business that contributes at least twenty percent (20%) of the gross revenues of the entity.

          (b) Each party hereto expressly agrees and understands that the remedy at law for any breach by it of this Section 10.1 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that Parent shall be entitled, among other remedies, to seek immediate injunctive relief for any such breach and to seek a temporary order restraining any threatened or further breach. Any covenant-contained hereinabove shall nevertheless, if breached, give rise to monetary damages in accordance with the other provisions of this Agreement.

          (c) In the event a party shall violate any legally enforceable provision of this Section 10.1 as to which there is a specific time period during which such party is prohibited from taking certain actions or from engaging in certain activities, as set forth in this Section 10.1, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

     10.2 Notices.  All notices or other communications which are required or
          -------
permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a confirmatory copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above, addressed as follows:

          (a)  If to Parent or Merger Sub:

               Orchid BioSciences, Inc.
               303 College Road East
               Princeton, NJ  08540
               Telephone: (609) 750-2000
               Facsimile: (609) 750-2251
               Attention: Kevin Nash, Esq.

With a copy to:

               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
               Boston, Massachusetts 02111
               Telephone: (617) 542-6000
               Facsimile: (617) 542-2241
               Attention: John J. Cheney, Esquire

          (b)  If to the Company:

               Lifecodes Corporation
               550 West Ave.
               Stanford, CT 06901
               Telephone: (203) 328-9500
               Facsimile: (203) 328-9598
               Attention: Walter O. Fredericks

With a copy to:

               Wiggin & Dana LLP
               400 Atlantic Street
               Stamford, CT 06901
               Telephone: (203) 363-7600
               Facsimile: (203) 363-7676
               Attention: William A. Perrone, Esquire

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally recognized overnight courier, on the next Business Day after the date when delivered to the courier (c) in the case of facsimile transmission or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the fifth (5/th/) Business Day following the date on which the piece of mail containing such communication was posted.

     10.3 Disclosure Schedule.  The Company Disclosure Schedule shall be divided
          -------------------
into sections corresponding to the sections and subsections of this Agreement. Disclosure of any fact or item in any Section of the Company Disclosure Schedule shall not, should the existence of the fact or item or its contents be relevant to any other Section of the Company Disclosure Schedule, be deemed to be disclosed with respect to such sections. If any event, condition, fact or circumstance occurs that would require a change to the Company Disclosure
Schedule if the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. Such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purposes of (i) determining the accuracy of any representations and warranties made by Company in this Agreement and (ii) determining whether any of the conditions set forth in Article VII have been satisfied; provided that such event, condition, fact or circumstance disclosed in such update would not be reasonably expected to result in a Material Adverse Effect.

     10.4 Certain Definitions.  For purposes of this Agreement, the term:
          -------------------

          (a) "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 20% or more of the issued and outstanding capital stock or other equity interests of such Person.

          (b) "Business Day" means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New Jersey or in the State of Delaware.

          (c)  "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

          (e) "Court" means any court or arbitration tribunal of the United States or any domestic state, and any political subdivision thereof.

          (f) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or disposal of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          (g) "Environmental Laws" means any Law pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water;

(iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. (S)(S) 6901 et seq.

          (h) "Excluded Liabilities" means (i) up to $1,000,000 in the aggregate of Company's obligations with respect to certain transactions it has entered into prior to the execution of the Letter of Intent providing for delayed payment terms; (ii) any trade payable liability of the Company related to the business of Company in excess of $250,000; (iii) any individual account payable liability of the Company that is more than sixty (60) days old as of the Closing Date; (iv) any indebtedness of the Company to First Union National Bank in excess of $5 million, consisting of $1.3 million in term debt and $3.7 million in a revolving line of credit; (v) the indebtedness of the Company or any of the Company's Subsidiaries to FINOVA Mezzanine Capital, Inc. and Connecticut Innovations, Inc. (which is in the aggregate principal amount of $6,000,000 as of the Execution Date, as adjusted on the Closing Date to reflect the actual amount of indebtedness); and (vi) any liability of the Company related to MMD, Helix, the MMD Transaction or the Helix Transaction; (vii) any liability of the Company for any bonus to any employee other than the Accrued Bonuses and (viii) any liability of the Company for any payments or fees owed to Prudential Securities in connection with the Engagement Letter between Vector Securities and the Company dated as of March 30, 1999.

          (i) "Exchange Agent" means American Stock Transfer and Trust Company or any other entity appointed to act in the capacities required under Section 1.13.

          (j) "GAAP" means United States generally accepted accounting principles, consistently applied.

          (k) "Governmental Authority" means any governmental agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers.

          (l) "Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof).

          (m) "HSR Act" shall mean the Hart-Scott-Rodino Act, as amended through the Execution Date.

          (n) "Intellectual Property Rights" has the meaning ascribed to such term in Section 2.23 of this Agreement.

          (o) "Key Employee" means Walter Fredericks, Michael Spicer, Mark Stolorow, Robert Linke, Ivan Balazs, Chris Smith, Jacob Victor.

          (p) "Knowledge" means (i) in the case of an individual, the actual knowledge possessed by the individual of a particular fact or other matter, after making reasonable inquiry, or (ii) in the case of an entity (other than an individual), such entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, executive, officer, partner, patent counsel (with respect to Intellectual Property Rights only), executor or trustee of such entity (or in any similar capacity) has, or at any time had, after reasonable inquiry, actual knowledge of such fact or other matter.

          (q) "Law" means all laws, rules, regulations, statutes and ordinances of any Governmental Authority, including all decisions of Courts having the effect of law in each such jurisdiction.

          (r) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age, pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialsmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

          (s) "Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or governmental or other administrative proceeding, whether at law or at equity, before or by any Governmental Authority, Court or other tribunal.

          (t) "Material Adverse Effect" means any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), operations, result of operations, assets, liabilities or prospects of (i) the Company (prior to the Effective Time) or the Surviving Corporation (after the Effective Time, but based on the business, condition (financial or otherwise), operations, result of operations, assets, liabilities or prospects of the Surviving Corporation as of the Effective Time) when such term is used in a representation or warranty of, or otherwise in relation to, the Company, or the context otherwise so requires, or (ii) Parent or any of its Subsidiaries when such term is used in relation to Parent, Merger Sub or the Surviving Corporation, or the context otherwise so requires.

          (u) "Order" means any judgment, order, writ, injunction or decree of any Court or Governmental Authority.

          (v) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

          (w) "Registration Statement Effective Date" means the date upon which the SEC has declared the Registration Statement effective.

          (x) "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law.

          (y) "Related Agreements" means the Affiliate Agreements, Release Agreements, the Stockholder Agreements, Investment Letter Agreement, Escrow Agreement, Lock-Up Agreements and Employment Agreements.

          (z) "Securities Act" means the Securities Act of 1933, as amended.

          (aa) "SEC" means the Securities and Exchange Commission.

          (bb) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be, either alone or through or together with any other Subsidiary, owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          (cc) "Tax" or "Taxes" means taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

          (dd) "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

     10.5 Other Definitions.  The following defined terms shall have the meaning
          -----------------
set forth in the referenced Section:

Acquisition Proposal............................................5.2
Affiliate Agreement.............................................7.2(h)
Affiliate Stockholders.........................................6.14
Affiliate Stockholders Indemnified Person......................6.14

Affiliate.......................................................10.4
Agreement...................................................Preamble
Appointment Letter..............................................6.16
Approvals........................................................2.1
Assumed Option...................................................1.8
Assumed Warrant..................................................2.5
Blue Sky Laws....................................................2.5
Business Day....................................................10.4
Certificate of Merger............................................1.2
Certificates....................................................1.13
Class A Preferred Stock..........................................2.3
Class B Preferred Stock..........................................2.3
Closing Date....................................................1.15
Closing.........................................................1.15
COBRA...........................................................2.16
Code............................................................10.4
Company Accounts Receivable.....................................2.10
Company Balance Sheet............................................2.8
Company Benefit Plans...........................................2.16
Company Common Stock.............................................2.3
Company Copyrights..............................................2.23
Company Customers...............................................2.12
Company Disclosure Schedule...................Preamble to Article II
Company Distribution Schedule...................................1.13
Company Distributors............................................2.12
Company Employee................................................6.12
Company Financial Statements.....................................2.8
Company Indemnified Person......................................6.14
Company Option...................................................1.8
Company Options..................................................1.8
Company Patents.................................................2.23
Company Representatives..........................................5.2
Company Shares...................................................1.6
Company Stock Plans..............................................1.8
Company Stockholder..............................................1.6
Company Stockholders.............................................1.6
Company Stockholders' Meeting...................................2.29
Company Subsidiaries.............................................2.1
Company Subsidiary...............................................2.1
Company Suppliers...............................................2.12
Company Trademarks..............................................2.23
Company Tradenames..............................................2.23
Company Warrants.................................................1.9
Company.....................................................Preamble
Convertible Securities..........................................1.16
Consenting Company Stockholders.............................Preamble

Control.........................................................10.4
Court...........................................................10.4
Damages..........................................................9.2
Delaware Law...................................................10.12
DGCL........................................................Preamble
Dissenting Shares...............................................1.17
Effective Time...................................................1.2
Environmental Claim.............................................10.4
Environmental Laws..............................................10.4
ERISA Affiliate.................................................2.16
ERISA...........................................................2.16
Escrow Agent.....................................................9.7
Escrow Agreement.................................................1.6
Escrow Fund......................................................9.7
Escrow Shares....................................................1.6
Excluded Liabilities............................................10.4
Exchange Act.....................................................2.5
Exchange Agent..................................................10.4
Exchange Ratio Fraction..........................................1.6
Execution Date..............................................Preamble
Expiration Date..................................................9.1
Fully Diluted Company Share Amount...............................1.6
GAAP............................................................10.4
Governmental Authority..........................................10.4
Helix Acquisition Consideration..................................1.6
Hazardous Material..............................................10.4
Helix............................................................6.18
Helix Transaction................................................6.18
HSR Act.........................................................10.4
Indemnified Party................................................9.3
Indemnified Person...............................................6.14
Indemnifying Party...............................................9.3
Indemnifying Person..............................................6.14
Injunction.......................................................7.1
Intellectual Property Rights....................................2.23
IRS..............................................................7.2(r)
Key Employee....................................................10.4
Knowledge.......................................................10.4
Law.............................................................10.4
Letter of Intent.................................................6.3
Lien............................................................10.4
Litigation......................................................10.4
Lock-Up Agreement................................................7.2(l)
Material Adverse Effect.........................................10.4
Material Agreements..............................................2.6
Merger Consideration.............................................1.6

Merger Price.....................................................1.6
Merger Shares....................................................1.6
Merger Sub Common Stock.........................................1.10
Merger Sub..................................................Preamble
Merger......................................................Preamble
MMD..............................................................7.2(m)
MMD Transaction..................................................7.2(m)
Order...........................................................10.4
Parent Annual Report.............................................3.2
Parent Approvals.................................................3.1
Parent Common Stock.........................................Preamble
Parent Indemnified Person.......................................6.14
Parent SEC Documents.............................................3.2
Parent......................................................Preamble
Permits..........................................................2.7
Person..........................................................10.4
Preferred Stock..................................................2.3
Proposed Compensation Increases.................................2.17
Proxy Statement.................................................2.29
Registrable Shares..............................................6.14
Registration Effective Period...................................6.14
Registration Statement Effective Date...........................10.4
Registration Statement..........................................2.29
Regulation......................................................10.4
Related Agreements..............................................10.4
Release Agreements..............................................6.10
SEC.............................................................10.4
Securities Act..................................................10.4
Series A Preferred Stock.........................................2.3
Stipulated Expenses..............................................8.3
Stockholder Agreement...........................................6.16
Stockholders Agreement...........................................7.2(k)
Subsidiary" or "Subsidiaries....................................10.4
Surviving Corporation............................................1.1
Suspension Right................................................6.14
Tax Returns.....................................................10.4
Tax or Taxes....................................................10.4
Termination Fee..................................................8.3

     10.6 Interpretation. When a reference is made in this Agreement to
          --------------
Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or

Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Severability. If any term or other provision of this Agreement is
          ------------
determined by a Court of competent jurisdiction, without further opportunity to appeal, to be invalid, illegal or incapable of being enforced in any respect, then such term or provision shall be deemed to be limited to the extent that such Court determines it enforceable, and as so limited shall remain in full force and effect, and all other terms and provisions of this Agreement shall remain in full force and effect. In the event that such Court shall determine any such provision, or any portion thereof, to be wholly unenforceable, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any determination that any term or other provision, or portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     10.8 Entire Agreement. This Agreement (including all exhibits and schedules
          ----------------
hereto) constitutes the entire agreement of the parties hereto and supersedes all prior agreements and undertakings (other than the confidentiality provisions of the Letter of Intent between Parent and Company dated July 6, 2001), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other Person any rights or remedies hereunder.

     10.9 Assignment. This Agreement shall not be assigned by operation of law
          ----------
or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     10.10 Parties in Interest. This Agreement shall be binding upon and inure
           -------------------
solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     10.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or
           -----------------------------------------------------
delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise provided in this Agreement, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     10.12 Governing Law. This Agreement and the agreements, instruments and
           -------------
documents contemplated hereby will be governed by and construed in accordance with the Law of the State of Delaware (exclusive of conflicts of law principles) ("Delaware Law"). Delaware Courts within the State of Delaware and, more particularly, to the fullest extent such Court shall have subject matter jurisdiction over the matter, the Court of Chancery of the State of Delaware, will have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such Courts, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section
10.12 and shall not be deemed to be a general submission to the jurisdiction of such Courts or in the State of Delaware other than for such purpose. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Delaware Law, any claim that (i) such party is not personally subject to the jurisdiction of such Courts, (ii) such party and such party's property is immune from any legal process issued by such Courts or (iii) any Litigation commenced in such Courts is brought in an inconvenient forum.

     10.13 Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.



              [Remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Consenting Company Stockholders have caused this Agreement and Plan of Merger to be executed as of the date first written above, in the case of corporations, by their respective officers thereunto duly authorized.

                         ORCHID BIOSCIENCES, INC.



                         By /s/ Donald R. Marvin
                            ----------------------------------------
                         Name:  Donald R. Marvin
                         Title: Chief Financial Officer, Chief Operating Officer and Senior Vice President, Corporate Development


                         PERSIA MERGER SUB, INC.


                         By /s/ Donald R. Marvin
                            ----------------------------------------
                         Name:  Donald R. Marvin
                         Title: President


                         LIFECODES CORPORATION


                         By /s/ Walter O. Fredericks
                            ----------------------------------------
                         Name:  Walter O. Fredericks
                         Title: President and Chief Executive Officer

CONSENTING COMPANY STOCKHOLDERS

  /s/ Michael L. Baird                         /s/ Robert J. Fredericks
-------------------------------------        -----------------------------------
Name: Michael L. Baird                       Name: Robert J. Fredericks

  /s/ Ivan Balazs
-------------------------------------        -----------------------------------
Name: Ivan Balazs                            Name: Theodore H. Elliott, Jr.

  /s/ Joseph I. Bishop                         /s/ Carole M. Foran
-------------------------------------        -----------------------------------
Name: Joseph I. Bishop                       Name: Carole M. Foran

  /s/ Claude L. Buller                         /s/ Kristen Fredericks
-------------------------------------        -----------------------------------
Name: Claude L. Buller                       Name: Kristen Fredericks

                                               /s/ Robert J. Fredericks
_____________________________________        -----------------------------------
Name: Prof. Dr. Gerhard Ehinger              Name: Robert J. Fredericks,
                                             Custodian for Drew R. Fredericks

  /s/ Dean Fenton                              /s/ Carole M. Foran
-------------------------------------        -----------------------------------
Name: Dean Fenton                            Name: Carole M. Foran,
                                             Custodian for Julia C. Foran

  /s/ Walter O. Fredericks                   BISHOP TRUST
-------------------------------------
Name: Walter O. Fredericks
                                             By:/s/ Joseph I. Bishop
                                             -----------------------------------
                                             Name:  Joseph I. Bishop
                                             Title: Trustee
  /s/ Ross. V. Hickey, Jr.
-------------------------------------
Name: Ross V. Hickey, Jr./Century II
                                             FREDERICKS FAMILY TRUST
                                             By:/s/ Walter O. Fredericks
                                             -----------------------------------
                                             Name:  Walter O. Fredericks
                                             Title: Trustee
  /s/ Richard A. Sandberg
-------------------------------------
Name: Richard A. Sandberg

_____________________________________
Name: Dean L. Somer

  /s/ Jacob Victor                             /s/ Yvonne Fredericks
-------------------------------------        -----------------------------------
Name: Jacob Victor                           Name: Yvonne Fredericks

                                  SCHEDULE I
                                  ----------

                        CONSENTING COMPANY STOCKHOLDERS
                        -------------------------------


                                                               %
                  Name                                Security Ownership
------------------------------------------------------------------------
Michael L. Baird, Ph.D.                                       1.7%
------------------------------------------------------------------------
Ivan Balazs, Ph.D.                                            2.8%
------------------------------------------------------------------------
Bishop Family Trust                                           3.5%
------------------------------------------------------------------------
Joseph I. Bishop                                             16.2%
------------------------------------------------------------------------
Claude L. Buller                                              5.6%
------------------------------------------------------------------------
Century II Corp.                                              0.4%
------------------------------------------------------------------------
Dr. Gerhard Ehninger                                          5.6%
------------------------------------------------------------------------
Theodore Elliott                                              0.4%
------------------------------------------------------------------------
Dean Fenton                                                   0.6%
------------------------------------------------------------------------
Carole M. Foran                                               0.1%
------------------------------------------------------------------------
Carole M. Foran as Custodian for Julia C. Foran               0.1%
------------------------------------------------------------------------
Kristen Fredericks                                            0.1%
------------------------------------------------------------------------
Robert J. Fredericks                                          0.1%
------------------------------------------------------------------------
Robert J. Fredericks as Custodian for Drew R.                 0.1%
Fredericks
------------------------------------------------------------------------
Walter O. Fredericks                                         14.2%
------------------------------------------------------------------------
Yvonne Fredericks                                             0.5%
------------------------------------------------------------------------
Fredericks Family LLC                                         1.6%
------------------------------------------------------------------------
Ross V. Hickey, Jr.                                           3.9%
------------------------------------------------------------------------
Richard A. Sandberg                                           2.5%
------------------------------------------------------------------------
Jacob Victor, Ph.D.                                           2.3%
------------------------------------------------------------------------

                            SCHEDULE 1.6 (III) (B)
                            ----------------------

                          FULLY DILUTED SHARE AMOUNT
                          --------------------------

                  [To be attached prior to the Closing Date]

                                SCHEDULE 1.6(c)
                                ---------------

                       PREFERRED EXCHANGE RATIO FRACTION
                       ---------------------------------

                  [To be attached prior to the Closing Date]

                                 SCHEDULE 6.20
                                 -------------

                       COMPANY EMPLOYEES, OFFER LETTERS
                       --------------------------------

Ivan Balazs, Ph.D.

Robert Linke

Christopher Smith

Michael Spicer

Mark Stolorow

Jacob Victor, Ph.D.

                                SCHEDULE 7.2(h)
                                ---------------

                              AFFILIATE AGREEMENT
                              -------------------

Final determination of affiliate status will be made at the time the Merger is submitted for vote or consent of the Company's stockholders.

Walter O. Fredericks

Yvonne Fredericks

Kristen Fredericks

Fredericks Family LLC

Joseph I. Bishop

Richard A. Sandberg

Dean F. Fenton

Ross V. Hickey, Jr.

Century II Corp.

Claude L. Buller

William G. Walter

Dr. Gerhard Ehninger

Elizabeth Ehninger

Michael E.B. Spicer

Ivan Balazs, Ph.D.

Michael L. Baird, Ph.D.

Jacob Victor, Ph.D.

FMC Corporation

                                 SCHEDULE 10.1
                                 -------------

                           INDIVIDUALS SUBJECT TO AN
                           -------------------------
                           AGREEMENT NOT TO COMPETE
                           ------------------------


Ivan Balazs
Walter Fredericks
Robert Linke
Christopher Smith
Michael Spicer
Mark Stolorow
Jacob Victor

                             Lifecodes Corporation
                                550 West Avenue
                              Stamford, CT 06901


                                           October 1, 2001



Orchid BioSciences, Inc.
303 College Road East
Princeton, NJ 08540

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger dated today ("Agreement"), by and among Orchid BioSciences, Inc., Persia Merger Sub, Inc. and Lifecodes Corporation. Unless otherwise provided herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

In connection with the MMD Transaction, the Company will be required to deposit approximately 1.4 million DM (the "German Escrow") of the approximate 9.4 million DM being paid for MMD to secure certain indemnity obligations and covenants. It is anticipated that the German Escrow will have a term of 15 to 18 months. Notwithstanding any language to the contrary contained in Section 9.1 of the Agreement, only the 350,000 shares of Parent Common Stock ("MMD Escrow Shares") shall be subject to an extended term beyond the fifteen (15) month period provided in such Section (except in the case of representations and warranties for tax matters contained in the MMD Transaction).

In connection with the Agreement and notwithstanding any language to the contrary contained in the Agreement or Escrow Agreement, only the MMD Escrow Shares held under the Escrow Agreement shall be used in connection with any liability incurred by Parent in connection with the MMD Transaction, provided that in no event shall Parent's liability exceed the amount of the German Escrow.

Parent agrees that it shall promptly execute and deliver such documents and instruments as are reasonably required and reasonably acceptable to Parent to provide a limited recourse liability to the buyer of MMD, Deutsche Knochenmarkspenideratei gemeinnutzige GmbH ("DKMS"), to secure various indemnities and covenants including the nonperformance of certain MicroArray technology to be provided by Company to DKMS. In no event shall Parent's liability exceed the amount of the German Escrow.

To the extent and only to the extent that DKMS realizes on all or any portion of the German Escrow, then Parent may demand and obtain reimbursement solely from the Escrow Shares an amount equal in value to the amount of the claims, if any, paid to DKMS from the German Escrow.

If at any time between the Execution Date and Closing Date Company has insufficient funds to repay amounts owed to third party creditors, then Company may obtain from Parent up to a maximum amount of US $700,000, the repayment of which amount shall be secured by the Escrow Shares, provided that in no event shall Parent's liability exceed the amount of the German Escrow.

At the end of the indemnification period in the MMD Transaction, any funds remaining in the German Escrow shall be released to Parent and, to the extent there remain MMD Escrow Shares, such shares shall be promptly released to the Holders (as such term is defined in the Escrow Agreement).

From and after the date hereof, the parties hereby agree to execute and deliver all agreements, documents and instruments reasonably necessary to carry out the purpose and intent of this letter agreement.

Kindly indicate your acceptance by signing and returning the copy of this letter agreement enclosed for this purpose.

                                             Very truly yours,

                                             Lifecodes Corporation



                                             By: /s/ Walter O. Fredericks
                                                 -------------------------------
                                                 Walter O. Fredericks
                                                 Its CEO

Accepted and Approved:

Orchid BioSciences, Inc.



By: /s/ Donald R. Marvin
    ----------------------------
    Donald R. Marvin
    CFO, COO and Senior VP,
    Corporate Development

                                       3